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Registration No. 333-103157
Filed Pursuant to Rule 424(b)(3)

Prospectus Supplement No. 4
Dated December 1, 2003
To Prospectus dated February 13, 2003

Communications Intelligence Corporation

Common Stock

        This prospectus supplement relates to the 24,430,623 shares of our common stock we registered on behalf of selling shareholders.

        The prospectus is superceded in full by the information appearing below:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended: September 30, 2003
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 0-19301

COMMUNICATION INTELLIGENCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2790442 (I.R.S. Employer Identification No.)
275 Shoreline Drive, Suite 500, Redwood Shores, CA (Address of principal executive offices)	94065-1413 (Zip Code)
Registrant's telephone number, including area code: (650) 802-7888

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒    No ☐

        Number of shares outstanding of the issuer's Common Stock, as of November 13, 2003: 100,101,428.

INDEX

Page No.
PART I. FINANCIAL INFORMATION
Item 1.	Financial Statements
Condensed Consolidated Balance Sheets at September 30, 2003 (unaudited) and December 31, 2002		S-3
Condensed Consolidated Statements of Operations for the Three and Nine-Month Periods Ended September 30, 2003 and 2002 (unaudited)		S-4
Condensed Consolidated Statements of Changes in Stockholders' Equity for the Three and Nine-Month Periods Ended September 30, 2003 and 2002 (unaudited)		S-5
Condensed Consolidated Statements of Cash Flows for the Three Month Period Ended September 30, 2003 and 2002 (unaudited)		S-6
Notes to Unaudited Condensed Consolidated Financial Statements		S-7
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	S-12
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	S-22
Item 4.	Controls and Procedures	S-22
PART II. OTHER INFORMATION
Item 1.	Legal Proceedings	S-23
Item 2.	Change in Securities	S-23
Item 3.	Defaults Upon Senior Securities	S-23
Item 4.	Submission of Matters to a Vote of Security Holders	S-23
Item 5.	Other Information	S-23
Item 6.	Exhibits and Reports on Form 8-K
	(a) Exhibits	S-23
	(b) Reports on Form 8-K	S-23
Signatures		S-24

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2003	December 31, 2002
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$747	$711
Accounts receivable, net	809	477
Inventories	86	113
Prepaid expenses and other current assets	199	244

Total current assets	1,841	1,545
Property and equipment, net	146	159
Capitalized software costs	2	12
Patents and trademarks	5,137	5,421
Other assets	31	31

Total assets	$7,157	$7,168

Liabilities and Stockholders' equity
Current liabilities:
Short-term debt—Related party	$3,000	$—
Accounts payable	167	160
Accrued compensation	262	250
Other accrued liabilities	397	489
Deferred revenue	89	165
Capital Lease Obligations	56	38

Total current liabilities	3,971	1,102
Notes payable—Related party	—	3,000
Minority interest	130	132
Commitments
Stockholders' equity:
Common stock	1,001	915
Additional paid-in capital	83,527	82,025
Accumulated deficit	(81,291)	(79,819)
Cumulative translation adjustment	(181)	(187)

Total stockholders' equity	3,056	2,934

Total liabilities and stockholders' equity	$7,157	$7,168

The accompanying notes form an integral part of these financial statements

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Online	$54	$83	$260	$287
Corporate	480	132	1,435	1,538
China	402	310	921	968

Total revenues	936	525	2,616	2,793
Operating costs and expenses:
Cost of sales:
Online	2	13	3	198
Corporate	4	15	27	148
China	226	176	557	602
Research and development	324	367	967	1,145
Sales and marketing	233	367	696	1,181
General and administrative	569	583	1,700	1,762

Total operating costs and expenses	1,358	1,521	3,950	5,036

Loss from operations	(422)	(996)	(1,334)	(2,243)
Interest and other income (expense), net	(2)	(19)	3	(28)
Interest expense	(46)	(53)	(143)	(155)
Minority interest	(2)	(2)	2	(3)

Net loss	(472)	(1,070)	(1,472)	(2,429)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average common shares outstanding	100,101	91,481	96,537	91,237

The accompanying notes form an integral part of these financial statements

Communication Intelligence Corporation
and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

Unaudited

(In thousands, except per share amounts)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2002	91,481	$915	$82,025	$(79,819)	$(187)	$2,934

Sale of shares of Common Stock net of issuance costs	2,041	20	93	—	—	113
Foreign currency translation adjustment	—	—	—	—	2	2
Net loss	—	—	—	(310)	—	(310)

Balances as of March 31, 2003	93,522	$935	$82,118	$(80,129)	$(185)	$2,739

Sale of shares of Common Stock net of issuance costs	6,580	66	1,411	—	—	1,477
Foreign currency translation adjustment	—	—	—	—	2	2
Net loss	—	—	—	(690)	—	(690)

Balances as of June 30, 2003	100,101	$1,001	$83,529	$(80,819)	$(183)	$3,528

Foreign currency translation adjustment	—	—	—	—	2	$2
Issuance costs	—	—	(2)	—	—	(2)
Net loss	—	—	—	(472)	—	$(472)

Balances as of September 30, 2003	100,101	$1,001	$83,527	$(81,291)	$(181)	$3,056

The accompanying notes form an integral part of these financial statements

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(1,472)	$(2,429)
Adjustments to reconcile net loss to net cash (used) in operating activities:
Depreciation	62	69
Patent amortization	284	284
Disposal of fixed assets	8	6
Changes in operating assets and liabilities:
Accounts receivable, net	(332)	295
Inventories	27	(19)
Prepaid expenses and other current assets	45	(87)
Other assets	(2)	99
Accounts payable	7	(66)
Accrued compensation	12	3
Other accrued liabilities	(92)	241
Deferred revenue	(76)	35

Net cash (used in) operating activities	(1,529)	(1,569)

Cash flows from investing activity:
Acquisition of property and equipment	(16)	(54)

Net cash used in investing activity	(16)	(54)

Cash flows from financing activities:
Payments on short-term debt	—	(181)
Acquisition of property under capital lease	—	40
Proceeds from the exercise of stock options and warrants	—	426
Proceeds from the issuance of common stock	2,000	—
Offering costs	(412)	—
Principal payments on capital lease obligations	(7)	(4)

Net cash provided by financing activities	1,581	281

Effect of exchange rate changes on cash	—	—

Net increase (decrease) in cash and cash equivalents	36	(1,342)
Cash and cash equivalents at beginning of period	711	2,588

Cash and cash equivalents at end of period	$747	$1,246

The accompanying notes form an integral part of these financial statements

Communication Intelligence Corporation
and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except per share amounts)

FORM 10-Q

1.    Interim financial statements

        The financial information contained herein should be read in conjunction with the Company's audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2002.

        The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the "Company" or "CIC") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. In the opinion of management, the financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company's results of operations and cash flows for the periods presented. The Company's interim results are not necessarily indicative of the results to be expected for the entire year.

        The Company develops and markets software that can verify handwritten signatures and electronic signature and handwritten data entry software solutions aimed at emerging, large potential markets such as e-commerce, workflow automation, corporate security, smart handheld devices such as handheld computers & smartphones and the Palm OS aftermarket.

        The Company's core software technologies include multilingual handwriting recognition systems (Jot®) and the Handwriter® Recognition System, referred to as HRS™, electronic signature, biometric signature verification, cryptography, electronic ink recording tools (InkTools®), Sign-it®, iSign™ and Sign-On™, and operating systems extensions that enable pen input (PenX™).

        Other consumer and original equipment manufacturer ("OEM") products include electronic notetaking (QuickNotes™ and InkSnap™) and predictive text input, (WordComplete®). CIC's products are designed to increase the ease of use, functionality and security of electronic devices with a primary focus on smart handheld devices such as handheld computers and smartphones.

        The Company offers a wide range of multi-platform software products that enable or enhance pen-based computing. The Company's core technologies are classified into two broad categories: "natural input technologies" and "transaction and communication enabling technologies". Natural input technologies are designed to allow users to interact with a desktop computer or handheld computer by using an electronic pen or "stylus" as the primary input device or in conjunction with a keyboard. CIC's natural input offerings include multilingual handwriting recognition systems, software keyboards, predictive text entry, and electronic ink capture technologies. Many small handheld devices such as PDA's (portable digital assistants), converged devices (combine voice, PDA functionality and internet access in a single device) and digitizer tablets do not have a keyboard. For such devices, handwriting recognition and software keyboards offer viable solutions for performing text entry and editing. CIC's predictive text entry technology simplifies data entry even further by reducing the number of actual letters required to be entered. The Company's ink capture technologies facilitate the capture of electronic ink for notetaking, drawings or short handwritten messages. The Company's transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. CIC believes that these technologies offer more efficient methods for conducting electronic transactions and provide more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental in its development of software for signature verification, data security, and data compression.

Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. At September 30, 2003, the Company's accumulated deficit was approximately $81 million. The Company filed a registration statement with the Securities and Exchange Commission that was declared effective February 2003, pursuant to the line of credit agreement with Cornell Capital Partners, LP ("Cornell"). However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    Cash and cash equivalents

        The Company considers all highly liquid investments with original maturities of up to 90 days to be cash equivalents.

        Cash and cash equivalents consist of the following:

	September 30, 2003	December 31, 2002
Cash in bank	$195	$260
Money market	552	451

	$747	$711

3.    Inventories

        Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method. At September 30, 2003, inventories consisted primarily of finished goods.

4.    Short-term debt—Related Party Transactions

        On June 19, 2001, the Company consummated a three-year $3 million financing (the "Loan") with a charitable remainder annuity trust of which a former director and officer of the Company is a trustee (the "Trust"). The proceeds of the Loan were used to refinance $1.5 million of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999 and for working capital purposes.

        The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N.A. from time to time, which was 6.00% per annum at September 30, 2003, and is due June 18, 2004. The Loan may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock. Pursuant to the terms of the Loan, the Trust has the option, at any time prior to maturity, to convert all or any portion of the outstanding principal amount of the Loan into shares of common stock of the Company at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. If, prior to maturity of the Loan, the Company consummates one or more financings providing $5 million or more in gross proceeds, the Company is required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan. The Loan is secured by a first priority security interest in and lien on all of the Company's assets as now owned or hereafter acquired by the Company.

        In the event the Company exceeds $5 million in financing from its equity line of credit with Cornell Capital, LP, 50% of the proceeds in excess of $5 million would be required to be used to reduce the amount of the loan.

        In connection with the Loan, the Company entered into a registration rights agreement with the Trust which obligates the Company to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of the Company's common stock issuable upon conversion of the Loan if it receives a demand by the holder of the Loan to do so, and to use its reasonable best efforts to cause such registration statement to become effective. As of September 30, 2003, no demand had been made upon the Company to file this registration statement.

        Interest paid during the three and nine months ended September 30, 2003 was $48, and $146, respectively, and for the three and nine months ended September 30, 2002, $53 and $160, respectively.

5.    Net loss per share

        The Company calculates earnings per share under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the disclosure of both basic earnings per share, which is based on the weighted average number of shares outstanding, and diluted earnings per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the three and nine month periods ended September 30, 2003 and 2002, stock options of 5,854 and 6,688, respectively, were excluded from the calculation of diluted earnings per share as the effect of these options is not dilutive.

6.    Common Stock Options

        The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") as amended by Financial Accounting Standards Board Statement No. 148. The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans. No stock based employee compensation expense is reflected in the consolidated statement of operations as all options granted had an exercise price equal to the market value of the Company's common stock on the date of grant. The Company complies with the disclosure provisions of SFAS 123.

        Had compensation cost for the Company's option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company's net loss available to common stockholders and basic and diluted net loss per share available to stockholders would have been as follows for the nine months ended September 30, 2003:

	Nine Months Ended
	September 30, 2003	September 30, 2002
Net loss available to stockholders:
As reported	$(1,472)	$(2,429)
Total stock based employee compensation expense determined under fair value based method net of tax	(306)	(569)

Pro forma	$(1,778)	$(2,998)

	Nine Months Ended
	September 30, 2003	September 30, 2002
Basic and diluted net loss per share available to stockholders:
As reported	$(0.016)	$(0.03)
Pro forma	$(0.019)	$(0.03)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods:

  •
  risk-free interest rate of 2.11% and 3.12% for 2003 and 2002,

  •
  an expected life of 6.4 years for 2003, 6.9 years and for 2002;

  •
  expected volatility of 100% all periods, and

  •
  dividend yield of 0% for all periods.

        The Company expects to make additional option grants. The Company believes the above pro forma disclosures are not representative of the pro forma effects on reported results of operations to be expected in future periods.

7.    Comprehensive income (loss)

        Total comprehensive (loss) was as follows:

	Nine month Ended September 30,
	2003	2002
Net loss	$(1,472)	$(2,429)
Other comprehensive income:
Cumulative translation adjustment	6	4

Total comprehensive loss	$(1,466)	$(2,425)

8.    Segment Information

        The Company identifies reportable segments by classifying revenues into two categories: handwriting recognition and system integration. Handwriting recognition software is an aggregate of three revenue categories. All handwriting recognition software is developed around the Company's core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company's products. All sales represent sales to external customers.

        The accounting policies followed by the segments are the same as those described in the "Critical Accounting Policies." Segment data includes revenues, as well as allocated costs charged to each of the operating segments.

        The table below presents information about reporting segments for the periods indicated:

	Nine months ended September 30,
	2003			2002
	Handwriting Recognition	Systems Integration	Total	Handwriting Recognition	Systems Integration	Total
Revenues	$2,015	$601	$2,616	$2,016	$777	$2,793
Loss from Operations	$(1,325)	$(9)	$(1,334)	$(2,273)	$30	$(2,243)
Significant change in Total long lived assets from Year End	$5	$—	$—	$—	$(35)	$(35)

        For the three months ended September 30, 2003 and 2002, one customer accounted for 35% and 20% respectively, of total handwriting recognition segment revenue. For the nine months ended September 30, 2003 and 2002, one customer accounted for 22% and 12% of total handwriting recognition segment revenue, respectively.

        For the three months ended September 30, 2003 and 2002, one customer accounted for 37% and 29% of system integration revenues, respectively. For the nine months ended September 30, 2003 and 2002, one customer accounted for 25% and 31% of system integration revenues, respectively.

Communication Intelligence Corporation
and Subsidiary

(In thousands, except per share amounts)

FORM 10-Q

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis should be read in conjunction with the Company's unaudited condensed consolidated financial statements and notes thereto included in Part 1, Item 1 of this quarterly report on Form 10-Q and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set fourth in the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2002.

Overview

        History. The Company was incorporated in Delaware in October 1986. The Company has incurred losses in each year since its inception. For the five-year period ended December 31, 2002, operating losses aggregated approximately $13.9 million and at December 31, 2002, the Company's accumulated deficit was approximately $80 million. At September 30, 2003, the Company's accumulative deficit was approximately $81 million.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions which are used for, but not limited to, accounting for product returns, allowance for doubtful accounts, intangible asset impairments, and inventory. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by our management in the preparation of the consolidated financial statements.

        Revenue Recognition.    Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended, Staff Accounting Bulletins 101 ("SAB 101") and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue 00-21 of the AICPA Emerging Issues Task Force. We recognize revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable and no significant obligations remain. Revenue from service subscriptions is recognized prorata over the service period.

        Software license agreements may contain multiple elements including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software provided that persuasive evidence of an arrangement exists, collection is determined to be probable and no significant obligations remain. Deferred revenue is recorded for post contract support and is recognized prorata over the support period. Vendor specific objective evidence of the fair value for multiple element software license agreements is determined by the price charged for the same element when sold separately or the price determined by management having the relevant authority when the element is not yet sold separately. The price established by management for the element not yet sold separately will not change prior to separate introduction of that element into the marketplace.

        Revenue from system integration activities is recognized upon installation provided that persuasive evidence of an arrangement exists, no significant obligations remain and the collection of the resulting receivable is probable.

        Allowance for Doubtful Accounts.    The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from our historical experience, our estimates of recoverability of amounts due us could be affected and we will adjust the allowance and the related operating expense accordingly.

        Impairment of intangible assets.    We perform intangible asset impairment analysis on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") and Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets ("SFAS No. 144"). We use SFAS 144 in response to changes in industry and market conditions that affect our patents, we then determine if an impairment of our assets has occurred. For the three and nine months ended September 30, 2003 and 2002, no impairment of intangible assets was determined to have occurred.

        Software Development Costs.    Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. In the Company's case, capitalization commences upon the completion of a working model and generally ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight line basis over the estimated life of the product, generally three years. As of September 30, 2003 and 2002, such costs were not material.

        Research and Development.    Research and development costs are charged to expense as incurred.

        Foreign Currency Translation.    The Company currently owns 90% of CIC China, (the "Joint Venture"), with the Jiangsu Hongtu Electronics Group, a provincial agency of the People's Republic of China. The Joint Venture provides electronic signature based applications and handheld receipt/delivery based systems, and provides systems integration services that affords the Joint Venture the opportunity to include the sale of its core software by integrating electronic signature and Chinese handwriting recognition into its turn-key solutions. We consider the functional currency of the Joint Venture to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "accumulated other comprehensive loss" in our consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for non-monetary assets and liabilities that are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses included in balance sheet accounts, which are translated at historical exchange rates.

        Net foreign currency transaction gains and losses are included as components of "interest income and other income (expense), net" in the Company's consolidated statements of operations. Due to the stability of the currency in China, net foreign currency transaction gains and losses were not material for the three and nine months ended September 30, 2003 and 2002, respectively.

        Net Operating Loss Carryforwards.    The Internal Revenue Code of 1986 and similar state provisions may limit utilization of the Company's net operating losses on an annual basis due to ownership change limitations. As a result, a portion of the Company's net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2002, of $28 million based upon the Company's history of losses.

Segments

        We report in two segments: handwriting recognition and systems integration. Handwriting recognition includes natural input and biometric signature products, online/retail revenues and corporate sales, including enterprise and original equipment manufacturers ("OEM") revenues. All handwriting recognition software is developed around our core technology. Handwriting recognition product revenues are generated through our web site and a direct sales force to individual or enterprise end users. We also license a version of our handwriting recognition software to OEM's. The handwriting recognition software is included as part of the OEM's product offering. From time to time, we are required to develop an interface (port) for our software to run on a new customer's hardware platform or within the customer's software operating system. The development contract revenues are included in the handwriting recognition segment. System integration represents the sale and installation of third party computer equipment and systems that utilize our products. System integration sales are derived through a direct sales force, which then develops a system to utilize our software based on the customers requirements. Systems integration sales are accomplished solely through our Joint Venture.

Results of Operations

        The following table provides unaudited financial information for each of our two segments.

	Three Months Ended Unaudited September 30,		Nine Months Ended Unaudited September 30,
	2003	2002	2003	2002
Segment revenues:
Handwriting recognition
Online	$54	$83	$260	$287
Corporate	480	132	1,435	1,538
China	197	90	320	191

Total handwriting recognition	$731	$305	$2,015	$2,016
Systems integration	205	$220	$601	$777

Total revenues	$936	$525	$2,616	$2,793

Cost of Sales
Handwriting recognition	$51	$64	$88	$443
Systems integration	181	140	499	505

Total cost of sales	$232	$204	$587	$948

Operating cost and expenses
Research and development	$324	$367	$967	$1,145
Sales and Marketing	233	367	696	1,181
General and administrative	569	583	1,700	1,762

Total operating costs and expenses	$1,126	$1,317	$3,363	$4,088

Interest and other income (expense) net	$(50)	$(74)	$(138)	$(186)

Net loss	$(472)	$(1,070)	$(1,472)	$(2,429)

Amortization of intangible assets
Cost of sales	$3	$3	$10	$10
General and administrative	95	57	284	284

Total amortization of intangible assets	$98	$60	$294	$294

Revenues

Handwriting recognition.

        Handwriting recognition segment revenues increased 140%, or $426, to $731 for the three months ended September 30, 2003, as compared to $305 in the comparable prior year period. For the nine month period ended September 30, 2003, handwriting recognition revenues declined $1 to $2,015 from $2,016 in the comparable prior year. The changes in the handwriting recognition revenues between the comparable periods are described below.

        Online/retail sales declined 35%, or $29, to $54 for the three months ended September 30, 2003, compared to $83 in the comparable period of the prior year. For the nine months ended September 30, 2003, online/retail revenues declined 9%, or $27, to $260 as compared to $287 in the comparable period of the prior year. The Company believed the January 2003 PalmSource announcement, to replace Graffiti® with CIC's Jot as the standard and only handwriting software on all new Palm Powered™ devices, and a multi-channel marketing campaign launched in March 2003 would sustain online/retail revenues through the third quarter of 2003. The sales momentum from these announcements and campaigns has slowed sooner than anticipated and is the reason for the decline in sales for the three and nine month periods ended September 30, 2003. The Company anticipates that its Palm products will be featured in the current box advertisement with all new Palm devices shipping beginning in the early fourth quarter of 2003. The Company hopes that the new advertisement will stimulate the sales of its products to new palm users in the fourth quarter of 2003 and into the first half of 2004.

        Corporate revenues increased 264%, or $348, for the three month period ended September 30, 2003, compared to the prior year period. OEM revenues included in corporate sales for the three months ended September 30, 2003, increased $364 to $367, compared to $3 in the prior year period. This increase was primarily due to sales made to one customer servicing the Pacific Rim amounting to $250 and royalties from the Company's other licensees. For the nine months ended September 30, 2003, OEM revenues increased 60%, or $212, to $568, as compared to $356 in the prior year period. The increase was due to the increase for the three month period described above. The Company believes OEM revenues will increase due to Palm Source's replacement of Graffiti® with the Company's Jot product as the standard and only handwriting software on all new Palm Powered™ devices. However, economic conditions may limit or delay the Company's anticipated increases in OEM revenues to later periods. Enterprise sales included in corporate sales decreased 12% and 26%, or $16, and $313, respectively, during the three and six month periods ended September 30, 2003 compared to the prior year period. The number of individual orders has increased 121% and 66% for the three and nine months ended September 30, 2003, respectively. However the average individual order value declined compared to the prior year and is the reason for the decline in revenues. The Company believes that the increased interest in its e-Signature products evidenced by the increase in "pilot programs "purchases will result in increased future revenues. The Company also believes enterprise revenues continue to be hampered by the on-going "wait and see" attitude surrounding IT spending and that IT spending and economic health will be the major limiting factors related to near term revenues.

        Software sales in China increased 119% and 68%, or $107 and $129, respectively, over the three and nine month periods ended September 30, 2003 compared to the prior year periods. The increase is due to the continued sales efforts focused on establishing China-wide channel partners to accelerate sales growth.

Systems Integration.

        System integration segment revenue declined 7% and 23%, or $15 and $176, respectively, for the three and nine month periods ended September 30, 2003, compared to the prior year period. The Company believes that the SARS related health crises in China negatively impacted system integration revenues and further hampered the implementation of its plans to expand its system integration sales efforts into other provinces in China during the first half of 2003. The decrease also reflects the need for the Joint Venture to expand sales coverage from a traditional focus on the local Nanjing and

Jiangsu Province markets to other provinces with in China. System integration revenues increased 75% in the three months ended September 30,2003, compared to the prior quarter. The Company believes the increase is due to the abatement of the SARS crises earlier in 2003, which made personal selling in China extremely difficult. The potential return of SARS during the winter months may again negatively impact system integration revenues due to customer contact required during the selling and installation phase of the system integration revenue cycle.

Cost of Sales

Handwriting recognition segment.

        Handwriting recognition segment cost of sales includes royalty and import tax payments, third party hardware costs, direct mail costs, engineering direct costs and amortization of intangible assets excluding patents. Cost of sales for the handwriting recognition segment decreased 20% and 80%, or $13 and $355, respectively, during the three and nine month periods ended September 30, 2003, compared to the prior year periods.

        Online/retail cost of sales decreases 85% and 98%, or $11 and $195, respectively, during the three and nine month periods ended September 30, 2003, compared to the prior year periods. The decrease was due primarily to the elimination of the direct mail campaign and related costs as a result of reductions in the number of names available and a poor sales close rate. The Company does not anticipate a material increase in costs associated with the multi-channel JotComplete campaign discussed in the online/retail revenue paragraph above.

        Enterprise and OEM cost of sales decreased 73% and 82%, or $11 and $121, respectively, during the three and nine month periods ended September 30, 2003, compared to the prior year periods. The decrease was due primarily to the lower volume of third party hardware sales and engineering development costs associated with sales compared to the same period last year.

        Handwriting recognition segment cost of sales for software sold in China increased 25%, or $9, during the three month period ended September 30, 2003, compared to the prior year period. The increase is due primarily to third party hardware costs and discounts on the sales to channel partners. For the nine months ended September 30, 2003, handwriting recognition segment cost of sales for software sold in China decreased 40%, or $39, compared to the prior year period. The decrease is due to lower third party hardware sales during the first half of 2003 compared to the first half of 2002.

Systems Integration.

        Systems integration segment cost of sales increased 29%, or $41, over the three month period ended September 30, 2003, as compared to the prior year period. The increase in costs was due primarily to the higher third party hardware content of the sales. For the nine months ended September 30, 2003, systems integration cost of sales decreased 1%, or $6, compared to the prior year period. The company believes that systems integration cost of sales will remain at the higher percentage of sales as the Joint Venture expands its sales territories into other provinces where competition will become a more significant factor.

Operating expenses

        Research and development expenses.    Engineering expense decreased 12% and 18%, or $43 and $178, respectively, for the three and nine months ended September 30, 2003, to $324 and $967, as compared to $367 and $1,145 in the prior year periods. Engineering expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. Salaries and related expense declined 12% and 16%, to $201 and $620, respectively, for the three and nine months ended September 30, 2003, as compared to $228 and $734, respectively, in the prior year periods, due primarily to the reduction in head count of two engineers. Outside engineering cost and expenses declined 56% and 86%, or $15 and $75, to $12 in both the three and nine month periods ended September 30, 2003, compared to $27 and $87, in the prior year periods. Other engineering expenses decreased 6%, or $3, to $51 as compared to $54 in the prior year period. The decrease is primarily due to lower maintenance and depreciation expense compared to the prior year periods. For the nine months ended September 30, 2003, other expenses increased 4% or $6, to $158, as compared to $152 in the prior year periods. The increase is due to an increase in data terminal lines for the Company's Web-site. The Company believes that the reductions in engineering head count and expenses will not have an adverse effect on its product engineering and development efforts. The Company draws on the engineering capabilities of the Joint Venture as required and, maintains a relationship with an outside engineering group familiar with its products. These two resources can be engaged on an as needed basis to fill future engineering requirements.

        Sales and marketing expenses.    Sales and marketing expenses declined 37% and 41%, respectively, or $134 and $485, respectively, to $233 and $696 for the three and nine month periods ended September 30, 2003, compared to $367 and $1,181, respectively, for the comparable three and nine month periods in 2002. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. Salaries and related expenses declined 61% and 47%, or $100 and $228, respectively, for the three and nine month periods ended September 30, 2003, compared to the prior year period. The decline in salaries and related expense is due primarily to the actions taken in the prior year in the face of the declining economic environment and reduced IT spending, which resulted in a reduction of three sales persons during most of the current three and nine months compared to the prior year periods. The Company continues rolling out a channel strategy for its handwriting recognition segment that will increase the amount of market coverage by utilizing the sales force of the channel partners. The Company continues to sign new partner agreements in both the US and China. The Company believes these channel partners will produce increasing revenues in the near term. Professional services declined 67% and 92%, or $12 and $67, respectively, during the three and nine month periods ended September 30, 2003, compared to the prior year periods. The decline is primarily due to $37 in outside commission expense and $14 in salaries expense paid to an outside sales consultant during the nine months ended September 30, 2002 of the prior year. Advertising expense decreased 100%, or $23 and $76, respectively, for the three and nine month periods ended September 30, 2003, compared to the prior year periods. This decrease is due to the discontinuance of in-the-box advertising during the three and nine month periods ended September 30, 2003, as compared to the prior year periods. Commission expense increased 193% to $44 for the three months ended September 30, 2003, compared to $15 in the comparable period in the prior year. For the nine months ended September 30 2003, commissions expense decreased 23% or $26 to $88, compared to $114 in the comparable nine month period of the prior year. The fluctuation in commission expense is primarily due to the fluctuation in sales over the current three and nine month periods compared to the prior year.

        General and Administrative Expenses.    General and administrative expenses decreased 2% and 4%, or $14 and $62, to $569 and $1,700, respectively, for the three and nine month periods ended September 30, 2003, compared to $583 and $1,762, respectively, in the prior year periods. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. Salaries and wages increased 3% and 4%, or $5 and $21, respectively, for the three and six month periods ended September 30, 2003, compared to the three and nine month periods last year, due primarily to salary increases. Professional service expenses which include consulting, legal and outside accounting fees, decreased 14% and 4%, or $20 and $17, respectively, compared to the three and nine month periods in the prior year. The decrease was due primarily to a decreases in the fees during the current quarter compared to the same periods in the prior year. The Company decreased its provision for uncollectable accounts by 60% and 62%, or $35 and $47, respectively, for the three and nine month periods ended September 30, 2003, as compared to the prior year periods due primarily to collection of older accounts receivable. The Company believes its uncollectible accounts provision is adequate at the present time. Other administrative expenses increased 17% and 2%, or $36 and $19, respectively, over the three and nine month periods ended September 30, 2003, compared to the prior year periods. The increases were due primarily to the increases in investor relation expenses due to a late billing received for mailing costs associated with the annual report and printing costs for the second quarter 2003 supplement to the Company's Form S1. Investor relations expenses are expected to remain less than those incurred in the prior year for the foreseeable future.

Interest and other income (expense), net

        Interest and other income (expense), net Interest and other income (expense), net increased 89% and 111%, or $17 and $31, respectively, during the three and nine month periods ended September 30, 2003, compared to the prior year periods. The increase in income was due to a refund of value added tax from 2002 received by the Joint Venture and the elimination of credit card fees as a result of outsourcing the Company's web store at the end of the first quarter of 2003.

Interest expense

        Interest expense Interest expense decreased 13% and 8%, or $7 and $12, respectively, over the three and nine month periods ended September 30, 2003 compared to the prior year periods. The decrease was due primarily to the decrease in the bank floating interest rate paid on the Company's $3,000 debt.

Liquidity and Capital Resources

        At September 30, 2003, cash and cash equivalents totaled $747 compared to cash and cash equivalents of $711 at December 31, 2002. The increase in cash was due primarily to financing activities through Cornell Capital Partners, LP. During the nine months ended September 30, 2003, the Company received $1,590 from the sale of 8,620,651 shares of stock, net of issuance costs associated with the preparation and filing and maintenance of the S-1 in February 2003. This increase was offset by $1,529 used in operating activities and by equipment purchases of $16 and payments of capital lease obligations of $7. Total current assets were $1,841 at September 30, 2003, compared to $1,545 at December 31, 2002. As of September 30, 2003, the Company's principal sources of funds included its cash and cash equivalents aggregating $747 and the Equity Line of Credit through Cornell Capital Partners LP, under which we may issue up to $13,000,000 of our common stock over the next 2 years.

        Accounts receivable increased 70%, or $332, due to the 96% increase in third quarter 2003 revenues compared to the revenues realized in the fourth quarter of 2002. Based on anticipated deployments both domestically and in China, together with the increasing level of proposal and quotation activity, the Company anticipates that accounts receivable will increase from quarter to quarter.

        Prepaid expenses declined 18%, or $45, for the nine months ended September 30, 2003, compared to December 31, 2002, due to expensing the appropriate quarterly prepaid amounts through operations. Generally annual insurance premiums and maintenance fees are prepaid in December and June of each year.

        Accounts payable increased 4%, or $7, for the nine months ended September 30, 2003, compared to December 31, 2002. Accrued compensation increased $12 between December 31, 2002 and September 30, 2003, due primarily to the deferral of a portion of the President and Chief Executive Officer's salary until the Company's cash flows improves.

        Other accrued liabilities decreased 18%, or $92, due to the realization of the accrued professional services and import taxes associated with the Joint venture. Other accrued liabilities are expected to be reduced further in the future as accrued expenses are billed and paid.

        Deferred revenues declined 46%, or $76, due to the recognition of deferred maintenance costs since December 31, 2002. Deferred revenues will increase over the next quarter as customers renew their maintenance contracts for the twelve months subsequent to September 30, 2003, and new maintenance contracts associated with anticipated orders are entered into in future quarters.

        Capital lease obligations increased $18, or 47%, due to the replacement of the original service vehicle by the Joint Venture in July 2003. The Company believes that the new vehicle will provide service well past the lease period of 36 months.

        The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. At September 30, 2003, the Company's accumulated deficit was approximately $81 million compared to $80 million at December 31, 2002. There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to it when needed, or if available, will be available on favorable terms or in amounts required by it. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on its business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company intends to use the net proceeds from the issuance of the shares of its common stock under the Equity Line of Credit to repay short term debt and for working capital purposes. Fifty percent of any such funds in excess of $5 million must be applied to the outstanding principal of the Company's short-term debt. The Company believes that the proceeds from the Equity Line of Credit, when combined with cash provided from operations, will be sufficient to meet its capital requirements for the foreseeable future. If the Company is unable to secure at least $5 million in funds under the Equity Line of Credit or is unable to increase substantially funds generated from operations, the Company may not be able to continue its operations in their current form and may not be a viable company on a going forward basis without significant changes in its operations. The Company believes it will be able to raise the necessary funds under the Equity Line of Credit and from operations. The Company has not formulated specific plans to change its operations. Possible changes could include reduced personnel expenses to better match its revenue stream.

        Current liabilities, which include deferred revenue, were $3,971 at September 30, 2003, compared to $1,102 at December 31, 2002. The increase is due to the inclusion in current liabilities of the $3,000 related party note which had been classified as long-term as of December 31, 2002 (see material commitments below). Deferred revenue, totaling $89 at September 30, 2003, compared to $165 at December 31, 2002, primarily reflects the balance of advance payments for products and maintenance fees from the Company's licensees that are generally recognized as revenue by the Company when all obligations are met or over the term of the maintenance agreement.

        We have the following material commitments as of September 30, 2003:

		Payments Due by Period
Contractual Obligations	Total	Less than one year	One to three years	Four to five years	After five years
Short-term debt(1)	$3,000	$3,000	$—	$—	$—
Capital lease obligations	55	14	40	1	—
Operating lease commitments(2)	1,411	407	1,004	—	—

Total contractual cash obligations	$4,466	$3,421	$1,044	$1	$—

1.
The Short-term debt may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right to convert the outstanding principal amount into shares of common stock at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events.

2.
The operating lease commenced on November 1, 2001. The cost of the lease will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2006.

Forward Looking Statements

        Certain statements contained in this quarterly report on Form 10-Q, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following:

  •
  Technological, engineering, manufacturing, quality control or other circumstances which could delay the sale or shipment of products;

  •
  Economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business;

  •
  The Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

  •
  General economic and business conditions and the availability of sufficient financing.

        The Company undertakes no obligation to publicly update or revise any forward-looking statement, as a result of new information, future events or otherwise.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

        The Company has an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if the market interest rates increase. The Company attempts to limit this exposure by investing primarily in short term securities. The Company did not enter into any short-term security investments during the three months ended September 30, 2003.

Foreign Currency Risk

        The Company currently owns 90% of CIC China, (the "Joint Venture"), with the Jiangsu Hongtu Electronics Group, a provincial agency of the People's Republic of China. As a result, the Company's cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. The Company attempts to limit these exposures through operational strategies and generally has not hedged currency exposures.

Future Results and Stock Price Risk

        Over the last nine months, the Company's stock price has ranged from a high of $0.65 to a low of $0.19. The Company's stock price may be subject to significant volatility in the future as well. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, severe price changes that are unrelated or disproportionate to the operating performance of such companies. The trading price of the Company's common stock could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy generally, or market volatility unrelated to the Company's business and operating results.

Item 4.    Controls and Procedures

        Under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, the Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures pursuant to Exchange Act Rule 13a-14(c) within 90 days of the filing date of this quarterly report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no significant changes in the Company's internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Part II-Other Information

Item 1.    Legal Proceedings

        The Company was named as a defendant in a suit brought in U.S. District Court for the Southern District of New York, filed on August 5, 2002, case number 02-CV-6197 (the "Complaint"). The plaintiffs, Richard M. Ross and Jane Spaulder Ross, brought claims for breach of contract, conversion, negligence and statutory violations, alleging that the Company provided incorrect or false information to plaintiffs' stockbroker, thereby delaying the sale of their shares in the Company and causing a loss in excess of $500,000. In a separate arbitration proceeding the plaintiffs have brought similar claims for relief against Charles Schwab & Co., Inc., their broker during the period in question, based upon other legal theories.

        The Company filed a motion to dismiss or to stay the proceedings pending the outcome of the arbitration between the plaintiffs and Charles Schwab. The court determined that the plaintiffs had not met the burden of establishing that the amount in controversy, excluding interest and costs, exceeded $75,000. Therefore the Court dismissed the Complaint for lack of subject matter jurisdiction.

Item 2.    Change in Securities

        None

Item 3.    Defaults Upon Senior Securities

        None

Item 4.    Submission of Matters to a Vote of Security Holders

        None

Item 5.    Other Information

        None

Item 6.    Exhibits and Reports on Form 8-K

(a)	Exhibits	Page
	Exhibit 31.1 Certification 302 of Chief Financial Officer	S-25
	Exhibit 31.2 Certification 302 of Chief Executive Officer	S-26
	Exhibit 32.1 Certification 906 of Chief Financial Officer	S-27
	Exhibit 32.2 Certification 906 of Chief Executive Officer	S-28
(b)	Reports on Form 8-K
Current Report on Form 8-K, incorporated by reference, dated August 8, 2003, with respect to:
1. The Company's financial results for the quarter ended June 30, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNICATION INTELLIGENCE CORPORATION Registrant
November 5, 2003 Date	/s/ FRANCIS V. DANE Francis V. Dane (Principal Financial Officer and Officer Duly Authorized to Sign on Behalf of the Registrant)

EXHIBIT 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Francis V. Dane, certify that:

        1.     I have reviewed this report on Form 10-Q of Communication Intelligence Corporation;

        2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

        3.     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

        4.     The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

          a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c)     Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

        5.     The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

          (a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          (b)   Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 13, 2003
/s/ FRANCIS V. DANE Principal Financial Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Guido DiGregorio, certify that:

        1.     I have reviewed this report on Form 10-Q of Communication Intelligence Corporation;

        2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

        3.     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

        4.     The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

          a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c)     Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

        5.     The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

          (a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          (b)   Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 13, 2003
/s/ GUIDO DIGREGORIO Chairman, Chief Executive Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the quarterly report of Communication Intelligence Corporation (the "Company") on Form 10-Q for the quarterly period ended September 30, 2002, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Francis V. Dane, Principal Financial Officer, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to 906 of the Sarbanes Oxley Act of 2002, that to the best of my knowledge:

          (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	November 13, 2003
By:	/s/ FRANCIS V. DANE Principal Financial Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the quarterly report of Communication Intelligence Corporation (the "Company") on Form 10-Q for the quarterly period ended September 30, 2002, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Guido DiGregorio, Chairman and Chief Executive Officer, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to 906 of the Sarbanes Oxley Act of 2002, that to the best of my knowledge:

          (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date;	November 13, 2003
By:	/s/ GUIDO D. DIGREGORIO Chairman and Chief Executive Officer

PROSPECTUS

24,430,623 SHARES

COMMON STOCK

This is a public offering of 24,430,623 shares of our common stock by Cornell Capital Partners, L.P. We will receive none of the proceeds from the sale of these shares of common stock. None of these shares offered are issued and outstanding at this time. The shares will be issued by us under a certain Equity Line of Credit Agreement. See "Equity Credit Line Agreement" on page 25.

Our common stock is quoted on the Nasdaq OTC ("Nasdaq") under the symbol "CICI." As of February 13, 2003, the number of shares outstanding, prior to issuance of any shares under the Line of Credit, was 91,480,777.

Investing in our common stock involves Risks. See "Risk Factors" on page 4.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cornell Capital Partners, LP is the underwriter of this offering. The underwriter will acquire shares of common stock from us under the Line of Credit and will resell the shares under this prospectus. See "Plan of Distribution" on page 34.

THIS PROSPECTUS IS DATED FEBRUARY 13, 2003

PROSPECTUS SUMMARY

ABOUT THIS PROSPECTUS

The following information presents a materially complete summary of this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

This prospectus is part of a registration statement (No. 333-103157) that we have filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, stockholders holding shares of our common stock may sell those shares using this prospectus.

This prospectus provides you with a general description of the shares of common stock that may be resold by the selling stockholders. We may update or supplement this prospectus from time to time to add, update or change information contained in this prospectus.

OUR BUSINESS

Our products are designed to increase the ease of use, functionality and security of smart handheld devices with a primary focus on devices that combine the function of voice, personal digital assistants ("PDAs") and other portable devices that enable the user to connect to the Internet without the need for connecting to a phone line.

Our software verifies handwritten signatures delivered wirelessly. In addition, we supply electronic signature and handwritten data entry software solutions focused on emerging markets such as document automation, corporate security, handheld computers, devices that combine the function of voice, PDAs and access to the Internet without the use of phonelines, and the installed user base of devices using the Palm operating system.

We are headquartered in Redwood Shores, California and have a joint venture, Communication Intelligence Computer Corporation, Ltd. (the "Joint Venture"), in Nanjing, China.

Entities that have chosen to license our products include Charles Schwab & Co., Ericsson Mobile Communications AB, Handspring, Inc., Hewlett-Packard Company, Nationwide Building Society, Palm, Inc., The Prudential Insurance Company of America, St. Vincent's Hospital (member of Ascension Health) and The Tennessee Valley Authority.

Our products also are available through major retail outlets such as Circuit City, CompUSA, Staples and Office Max. Each of these outlets carries our products as part of their respective products offerings.

We also sell our products through our website, www.cic.com. The information on our website, however, is not part of this prospectus.

THE EQUITY LINE OF CREDIT AGREEMENT

We are registering for resale shares of our common stock held by certain of our stockholders. These shares of common stock will be issued in accordance with the terms and conditions of the Line of Credit. Under the Line of Credit, we may require Cornell Capital Partners, LP, a Delaware limited partnership (the "Investor") to acquire up to $15,000,000 of our common stock, subject to the number of shares available for issuance and the purchase price of such shares, at a price equal to 93.5% of the average market prices of our common stock during the five day period prior to the sale. Assuming we were to sell all $15,000,000 of the common stock as of February 10, 2003, we would issue a total of 42,253,521 (assuming a purchase price of $0.355 per share) shares of common stock. The actual number of shares to be issued under the Line of Credit will depend on the number of shares available for issuance and the market price of our stock as calculated under the Line of Credit and the aggregate dollar amounts of our Put Notices. As of April 21, 2003 we have sold 5,307,246 shares under the line of credit and have pending advances in the aggregate amount of $1 million. See "The Equity Line of Credit Agreement."

PRINCIPAL OFFICES

Our principal executive offices are located at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 and our telephone number is (650)802-7888.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks discussed below and the other information in this prospectus before deciding whether to invest in our common stock.

Risks related to our business

Operating losses may continue, which could adversely affect financial results from operations and stockholder value.

In each year since our inception, we have incurred operating losses, which were significant in certain periods. For the five-year period ended December 31, 2002, those losses aggregated approximately $13 million, and at December 31, 2002 our accumulated deficit was approximately $80 million. We may incur substantial losses in the future, which could adversely affect financial results from operations and stockholder value.

We have experienced significant declines in revenues in recent periods which, if continued, could adversely affect stockholder value.

Revenues declined 45% for the twelve months ended December 30, 2002, compared to twelve months ended December 31, 2001. If revenues continue to decline, we will be unable to reach profitability. We believe these declines reflect primarily the weak economy and significant slow down of information technology spending, both of which had a negative impact on our revenues. We cannot predict with any degree of certainty when the economy will strengthen or when information technology spending might increase.

Failure of our products to gain significant market acceptance could adversely affect sales, which would adversely affect financial results from operations and stockholder value.

We develop, market and license pen-based handwritten data entry, electronic signature, handwriting recognition and data security technologies and products for wireless internet access devices and for e-commerce, document automation, corporate security and other businesses. The markets for our products are relatively new. Because of the emerging nature of these markets we are unable to predict whether we can sufficiently commercialize our products and technology and obtain and retain significant market acceptance. Failure to do so will adversely affect sales, which will adversely affect financial results from operations and stockholder value.

We may need additional financing and, if we are unable to get additional financing when needed, we may be required to materially change our operations, which could adversely affect our results from operations and shareholder value.

As of December 31, 2002, the Company's working capital was approximately $443,000. The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern.

The first priority security interest in our assets held by the holder of our subordinated convertible debt may make it more difficult to obtain additional financing, which could adversely affect our operations and harm shareholder value.

The holder of our subordinated convertible debt holds a first priority security interest in all of our assets in order to secure the repayment of such debt. The existence of that security interest may make it more difficult or impossible for us to obtain additional debt or equity financing from another source. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our operations, which may lead to lower revenues and adversely affect our ability to operate as a going concern.

Our inability to raise additional funds may affect our ability to continue operations as a going concern.

We need the funds generated from the sale of shares of our common stock under the Line of Credit and from operations in order to continue operations as a going concern. We believe that the funds raised from the sale of the shares of common stock under the Line of Credit, when combined with funds generated from operations, should be sufficient to allow us to fund our operations for the next twelve months. If we were to issue all 24,430,623 shares covered by this prospectus at a market price of $0.355 per share, we would raise a maximum of $8,550,718. Under applicable Nasdaq rules, however, we may issue only 18,204,674 shares of common stock without first obtaining shareholder approval. Assuming we issued all 18,204,674 shares at $0.355, the maximum we would receive would be $6,462,659 under the Line of Credit. If we are unable to generate at least $5 million in proceeds from the sale of our shares of common stock under the Line of Credit or we are unable to generate substantially greater funds from operations than we generated in 2002, we may not be able to continue operating as a going concern without significant changes to our operations. Such changes, which we cannot identify at this time, could adversely affect stockholder value.

Our competitors could develop products or technologies that could make our products or technologies non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

Although we believe that our patent portfolio provides a barrier to entry to the electronic signature verification market, there can be no assurance that we will not face significant competition in this and other aspects of our business.

Some of our competitors, such as PenPower Group, and Palm Inc., have developed or are developing complete pen-based hardware and software systems. Others, such as Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on different elements of those systems, such as character recognition technology, pen-based operating systems and environments, and pen-based applications. Some of our competitors, including more established companies or those with greater financial or other resources, could develop products or technologies that are more effective, easier to use or less expensive than ours. This could make our products and technologies obsolete or non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market, our financial results from operations and stockholder value.

We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect our proprietary rights in our products and technologies. These protections may not adequately protect us for a number of reasons. First, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Second, the laws of some of the countries in which our products are licensed do not protect those products and our intellectual property rights to the same extent as do the laws of the United States. Third, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, our current and future products and technologies could be subject to infringement claims by others. Fourth, a substantial portion of our technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. We require our employees and contractors to execute written agreements that seek to protect our proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of our proprietary information is revealed to them. However, the measures taken by us to protect our technology, products and other proprietary rights might not adequately protect us against improper use.

We may be required to take legal action to protect or defend our proprietary rights. Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products. If we are required to defend against lawsuits brought by third parties, or if we sue to protect our proprietary rights, we may be required to pay substantial litigation costs, and our management and technical personnel's attention may be diverted from operating our business. If the results of any litigation is adverse to us, we may be required to expend significant resources to develop non-infringing technology or obtain licenses from third parties. If we are not successful in those efforts or if we are required to pay any substantial litigation costs, our business would be materially and adversely affected.

Fluctuations in the value of currencies could adversely affect our joint venture in the People's Republic of China and adversely affect our results from operations and shareholder value.

We own 90% of Communication Intelligence Computer Corporation, Ltd., which is a joint venture between the Company and the Information Industries Bureau of Jiangsu Province, a provincial agency of the People's Republic of China. Revenues provided by the joint venture as a percentage of total sales amounted to 38%, 29% and 26% for the years ended December 31, 2002, 2001 and 2000, respectively. Our investment in the joint venture is subject to fluctuations in currency values between the U.S. dollar and the Chinese currency. Our results from operations and shareholder value could be adversely affected if the Chinese currency increases in value relative to the U.S. dollar.

Longer payment cycles with respect to our joint venture could adversely affect our results from operations and shareholder value.

Longer payment cycles with respect to our joint venture could result in lower earnings in any particular period and in lower cash flows, which could result in having to incur additional debt in order to fund operations. Either of these results could adversely affect our results from operations and shareholder value.

Increased difficulty in collecting accounts receivable of our joint venture could adversely affect our results from operations and shareholder value.

It may become more difficult to collect accounts receivable of the joint venture in the future. Such increased difficulty could result in lower earnings to the extent accounts are deemed to be uncollectible and we have to increase our reserves. This increased difficulty also could result in lower cash flows, which could result in having to incur additional debt in order to fund operations. Additional debt may lead to increased interest expenses and lower profits, which could adversely affect shareholder value.

Complying with the laws of the People's Republic of China may become more difficult and expensive in the future, which could adversely affect our results from operations and shareholder value.

The joint venture is subject to the laws of the People's Republic of China. Compliance with these laws may become more difficult and costly in the future. In addition, these laws may change and such change may require us to change the joint venture's operations. Any of these results could adversely affect our results from operations and shareholder value by increasing expenses and reducing revenues, thereby reducing profits.

Political and economic instability in the People's Republic of China may make doing business through the joint venture more difficult and costly, which could adversely affect our results from operations and shareholder value.

Economic and political instability may increase in the future in the People's Republic of China. Such instability may make it more difficult to do business through the joint venture and may make it more expensive to do so. In addition, in extreme cases, the joint venture may be nationalized by the government, which could cause us to write off the value of the joint venture and eliminate revenues generated by the joint venture. Any of these results could result in onetime charges or increased expenses as well as lower revenues, which could adversely affect our results of operations and harm shareholder value.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and shareholder value harmed if we lost any of these customers.

Our revenues historically have been derived from a limited number of customers. Therefore, the success of our business depends on our ability to obtain customers and maintain satisfactory relationships with them in the future. We may not be able to continue to maintain satisfactory relationships with our customers in the future. One customer accounted for 16% and one customer accounted for 13% of revenues in 2001. One customer accounted for 16% and two customers accounted for 11% of revenues in 2000. The loss of any significant customer or other revenue source would have a material adverse effect on our revenues and profitability.

Risks Related to our Capital Structure

The market price of our stock can be volatile, which could result in losses for investors.

Our common stock is listed on Over the Counter Bulletin Board ("OTC"). Stock prices of technology companies in recent years have experienced significant volatility, including price fluctuations that are unrelated or not proportional to the operating performance of these companies. The market price of our common stock has been and could be subject to significant fluctuations as a result of variations in our operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in the technology industry or market conditions unrelated to our business and operating results.

Statutory provisions and provisions in our charter may delay or frustrate transactions that may be beneficial to our stockholders.

Certain provisions of the Delaware General Corporation Act and our charter may delay or prevent a merger, tender offer or proxy contest that is not approved by the Board, even if such events may be beneficial to the interests of stockholders. For example, our Board, without shareholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock which have not otherwise been reserved for issuance. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of us. See "Description and Price Range of Common Stock—Anti-Takeover Provisions."

We have been de-listed from the Nasdaq SmallCap Market, which could adversely affect the trading market of our stock and, therefore, adversely affect stockholder value.

On December 9, 2002 we have received a letter from the National Association of Securities Dealers, Inc. ("NASD"), informing us that, because the market price of our shares of common stock traded on the Nasdaq SmallCap Market had fallen below $1.00 per share for 30 consecutive trading days, we were in violation of the Nasdaq SmallCap Market continuing listing requirements. On March 14, 2003, we received a notice of delisting of our stock from Nasdaq. Our stock is now traded on the over the counter ("OTC") market, which is likely to result in more volatility for our stock, less volume and no analyst coverage. In addition, many institutional investors are prohibited from owning stock on the OTC market. All of these factors may adversely affect our stock price in the future.

Risks associated with the offering

You may suffer additional dilution if we issue additional shares under the Line of Credit.

The Line of Credit provides that we may sell to the investor up to $15,000,000 of our common stock, subject to the number of shares available for issuance, through a series of advances. The price at which we issue the shares of common stock pursuant to any individual advance is equal to 93.5% of the market price as calculated in the Line of Credit Agreement over the five trading days prior to the sale of stock. The number of shares of common stock currently covered by this prospectus is based on a market price equal to $0.355 per share. As of the date hereof, we have sold a total of 5,307,246 shares at an average sales price of $0.188. If the market price falls below this price, we will have to issue additional shares of common stock in order to be able to raise the entire $15,000,000. Issuing shares under the Line of Credit, including additional shares as a result in a lower market price, may cause further dilution of existing stockholders and may result in an adverse affect on stockholder value.

You may suffer additional dilution as a result of the conversion of our convertible debt.

We have $3 million in principal in subordinated convertible debt outstanding as of the date of this prospectus. The debt is held by a trust, the trustee of which is the former chairman of the Board of Directors of the Company. The conversion price is $2.00 per share. If the market price of our common stock is greater than $2.00 per share, the holder of this debt may convert the debt, which may cause dilution to existing stockholders.

Resale by the investor could adversely affect the market price of our stock.

Under positions articulated by the Commission, the investor is precluded from holding shares covered by an advance. The investor has indicated its intention to comply with the Commission's position and, accordingly, intends to sell shares covered by an advance soon after receipt. Such sale may adversely affect the price of the shares of our stock.

FORWARD LOOKING STATEMENTS

Certain statements in this prospectus, regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to our future operations, constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, as amended by the Private Securities Litigation Reform Act of 1995.

To the extent that such statements are not recitations of historical fact, such statements may constitute forward-looking statements which, by definition, involve risks and uncertainties. Where we express, in any forward-looking statement, an expectation or belief as to future results or events, this expectation or belief is expressed in good faith and on a basis that we believe to be reasonable. There can be no assurance, however, that the statement of expectation or belief will result or be achieved or accomplished.

Forward-looking statements are subject to a number of risks and uncertainties. We caution you not to place undue reliance on our forward-looking statements, which speak only as to the date on which they are made. Our actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. See "Risk Factors."

Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except per share data)

The selected consolidated financial data presented below as of December 31, 2002, 2001, 2000, 1999, and 1998 and for each of the years in the five-year period ended December 31, 2002 are derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, are included in the Company's Form 10-K. The selected consolidated financial data should be read in conjunction with the Company's audited financial statements and the notes thereto and other portions of its From 10-K including "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$3,272	$5,947	$7,312	$6,518	$4,581
Research and development expenses(1)	1,485	1,808	1,603	1,363	1,989
Sales and marketing expenses	1,543	2,054	2,239	1,877	2,015
General and administrative expenses	2,424	2,791	2,181	1,683	1,889
Loss from operations	(3,337)	(2,946)	(1,607)	(1,722)	(3,285)
Net loss available to stockholders	(3,561)	(3,215)	(1,799)	(1,740)	(3,592)
Basic and diluted loss per share	(0.04)	(0.04)	(0.02)	(0.02)	(0.06)
	As of December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$711	$2,588	$2,349	$2,374	$1,045
Working capital(2)	443	3,017	3,109	3,054	346
Total assets	7,168	10,072	11,302	4,963	3,354
Deferred revenue	165	88	61	35	651
Long-term obligations	3,000	3,000	1,427	1,338	—
Stockholders' equity (3)	2,934	6,060	8,307	2,349	1,332

(1)
Excludes software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86 of $20, $20, and $9, for the years ended December 31, 2001, 2000, and 1999 respectively. No software development costs were capitalized in the year ended December 31, 2002.

(2)
Current liabilities used to calculate working capital at December 31, 2002, 2001, 2000, 1999, and 1998 include deferred revenue of $165, $88, $61, $35, and $651, respectively.

(3)
The Company has never paid dividends to the holders of its common stock.

SELECTED QUARTERLY FINANCIAL DATA

(unaudited)
(in thousands except per share data)

	QUARTER ENDING
	3/31/02	6/30/02	9/30/02	12/31/02	3/31/01	6/30/01	9/30/01	12/31/01	3/31/00	6/30/00	9/30/00	12/31/00
Net sales	$1,157	$1,111	$525	479	$1,618	$1,903	$915	$1,511	$1,377	$1,250	$2,346	$2,339
Gross Profit	716	808	321	270	966	1,201	459	1,051	648	442	1,649	1,677
Income (loss) before extraordinary items and cumulative effect of a change in accounting	(688)	(671)	(1,070)	(670)	(741)	(693)	(1,229)	(552)	(888)	(1,127)	106	110
Net profit (loss)	(688)	(671)	(1,070)	(671)	(741)	(693)	(1,229)	(552)	(888)	(1,127)	106	110
Basic and diluted profit (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.00)	$(0.00)

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands, except per share data)

The following discussion and analysis should be read in conjunction with the Company's audited condensed consolidated financial statements, the unaudited condensed consolidated financial statements and notes thereto, and the information otherwise set forth in this prospectus.

Overview

History.    The Company was initially incorporated in Delaware in October 1986. In each year since its inception, the Company has incurred losses. For the five-year period ended December 31, 2002, operating losses aggregated approximately $13 million and at December 31, 2002, the Company's accumulated deficit was approximately $80 million.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions which are used for, but not limited to, the accounting for the product returns, allowance for doubtful accounts, intangible asset impairments, and inventory. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by our management in the preparation of the consolidated financial statements.

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended, Staff Accounting Bulletins 101 ("SAB 101") and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue 00-21 of the AICPA Emerging Issues Task Force. We recognize revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company products to function within the customer's application has been completed and our product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period.

Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable our products to function within the customer's application has been completed and we have delivered our product according to contract specifications. Deferred revenue is recorded for upgrades, enhancements and post contract support, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period. Vendor specific objective evidence of the fair value for multiple element software license agreements is determined by the price charged for the same element when sold separately or the price determined by management having the relevant authority when the element is not yet sold separately. The price established by management for the element not yet sold separately will not change prior to separate introduction of that element into the marketplace.

Revenue from system integration activities, which represents the sale and installation of third party computer equipment and limited related consulting services, is recognized upon installation of the third party hardware and/or software as projects are short term in nature, provided that a contract exists, collectibility of the receivable is reasonably assured and the system is functioning according to specifications. Service subscription revenues associated with the system integration activities are recognized as costs are incurred or over the service period.

The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from our historical experience, our estimates of recoverability of amounts due us could be affected and we will adjust the allowance accordingly.

We perform intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") and Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets ("SFAS No. 144"). We use SFAS 144 in response to changes in industry and market conditions that affects our patents, we then determine if an impairment of our assets has occurred. We reassess the lives of our patents and test for impairment quarterly in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the following additional factors:

  •
  whether there are legal, regulatory or contractual provisions known to us that limit the useful life of each patent to less than the assigned useful life;

  •
  whether we need to incur material costs or make modifications in order for us to continue to be able to realize the protection afforded by the patents;

  •
  whether any effects of obsolescence or significant competitive pressure on our current or future products are expected to reduce the anticipated cash flow from the products covered by the patents;

  •
  whether demand for products utilizing the patented technology will diminish, remain stable or increase; and

  •
  whether the current markets for the products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents.

Customer Base.    To date, the Company's revenues have been derived principally from end-users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been insignificant and within management's expectations.

Software Development Costs.    Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight line basis over the estimated life of the product, generally three years. As of December 31, 2002, 2001, and 2000, such costs were insignificant.

Research and Development    Research and development costs are charged to expense as incurred.

Foreign Currency Translation.    The Company considers the functional currency of the Joint Venture to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "accumulated other comprehensive loss" in the Company's consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for long-term assets and liabilities that are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses included in balance sheet accounts, which are translated at historical exchange rates. Net foreign currency transaction gains and losses are included as components of "interest income and other income (expense), net" in the Company's consolidated statements of operations. Due to the stability of the currency in China, net foreign currency transaction gains and losses were not material for the year ended December 31, 2002, 2001 and 2000, respectively.

Net Operating Loss Carryforwards.    Utilization of the Company's net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. As a result, a portion of the Company's net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2002 of $28 million based upon the Company's history of losses.

Segments

The Company reports in two segments: handwriting recognition and systems integration. For purposes of Management Discussion and Analysis, handwriting recognition includes online/retail revenues and corporate sales, including enterprise and original equipment manufacturers ("OEM") revenues. All handwriting recognition software is developed around our core technology. Handwriting recognition product revenues are generated through our web site and a direct sales force to individual or enterprise end users. We also license a version of our handwriting recognition software to OEM's. The handwriting recognition software is included as part of the OEM's product offering. From time to time, we are required to develop an interface (port) for our software to run on a new customer's hardware platform or within the customer's software operating system. The development contract revenues are included in the handwriting recognition segment. System integration represents the sale and installation of third party computer equipment and systems that utilize our products. System integration sales are derived through a direct sales force which then develops a system to utilize our software based on the customers requirements. Systems integration sales are solely accomplished through our Joint Venture.

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(unaudited)
(in thousands, except per share data)

Results of Operations

The following table provides unaudited financial information for each of the Company's two segments.

	Years Ended December 31,
	2002	2001	2000
Handwriting recognition
Online/retail	$351	$913	$1,198
Corporate	1,667	2,958	3,326
Nonrecurring Maintenance fees (net)—M10 (previously PenOp)	—	352	877
China	196	323	308

Total Handwriting recognition	$2,214	$4,546	$5,709
Systems integration
China Total Systems integration	$1,058	$1,401	$1,603

Total revenues	$3,272	$5,947	$7,312

Cost of Sales
Handwriting recognition	$423	$1,149	$1,549
Systems integration	734	1,091	1,347

Total cost of sales	$1,157	$2,240	$2,896

Operating cost and expenses
Research and development	$1,485	$1,808	$1,603
Sales and Marketing	1,543	2,054	2,239
General and administrative	2,424	2,791	2,181

Total operating costs and expenses	$5,452	$6,653	$6,023

Interest and other income (expense) net	$(224)	$(269)	$(192)

Net loss	$(3,561)	$(3,215)	$(1,799)

Amortization of intangible assets
Cost of sales	$14	$12	$12
General and administrative	378	440	43

Total amortization of intangible assets (See note 9)	$392	$452	$55

Years Ended December 31, 2002 and December 31, 2001

Revenues

Handwriting recognition segment.    Handwriting recognition segment revenues include online/retail, corporate and China software sales. Handwriting recognition segment revenues declined 51% or $2,332 to $2,214 for the twelve months ended December 31, 2002 as compared to $4,546 in the comparable prior year.

Online/retail revenues declined 62% or $562 for the twelve months ended December 2002 compared to the prior year. This decrease was primarily due to the curtailment of the direct mail campaign at the end of the second quarter 2002, due to the reduced availability of new names and poor sales close rate compared to the prior year. In November of 2002, PalmSource replaced Graffiti® with CIC's Jot as the standard and only handwriting software on all new Palm Powered™ devices. The Company believes future online/retail revenues will increase due to the Palm license agreement as Palm operating system users are expected to upgrade the software on their devices to the Company's Jot product. Due to the current economic conditions and poor consumer spending the timing and amount of the anticipated increase in online/retail revenues are difficult to predict.

Corporate revenues decreased 44% or $1,291 over the twelve months ended December 31, 2002 compared to the prior year. OEM revenues included in corporate sales decreased 68% or $782 over the twelve months ended December 31, 2002 compared to the prior year. This decrease was primarily due to a decrease in the amount of royalty reported by two of the Company's licensees located in the Pacific Rim and reduced development contract revenue recognized as compared to the prior year. The Company believes OEM revenues will increase in 2003 due to Palm Source's replacement of Graffiti® with the Company's Jot product as the standard and only handwriting software on all new Palm Powered™ devices. The poor economy and Palm's prediction of declines in projected shipments of its products may limit or defer the Company's anticipated increases in OEM revenues to later in 2003. Enterprise sales included in corporate sales decreased 28% or $509during the twelve months ended December 31, 2002 compared to the prior year.

The Company believes the decrease was due to the reduced IT spending resulting from the weak economy. The Company previously engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which $877 was recorded (net) in the three months ended December 31, 2000. During the twelve months ended December 31, 2001, the Company recognized $352 in nonrecurring maintenance fees net of expenses of $48.

Software sales in China declined 39% or $127 over the twelve months ended December 31, 2002 compared to the prior year. The decrease resulted from competitive pressures from local Chinese companies with similar types of software offerings. See Competition Handwriting Recognition Segment.

Systems integration Segment.    System integration segment revenue declined 24% or $343 during the twelve months ended December 31, 2002 compared to the prior year. The decrease was primarily due to a decrease in sales to two customers compared to the prior year and an increase in competition from small local Chinese companies. See Competition System Integration Segment.

Cost of Sales.

Handwriting recognition segment.    Handwriting recognition segment cost of sales include online/retail, corporate and China software sales costs. Such costs are made up of royalty and import tax payments, third party hardware costs, direct mail costs, amortization of intangible assets excluding patents and engineering direct costs. Cost of sales for the handwriting recognition segment decreased 63% or $726 during the twelve months ended December 31, 2002 compared to the prior year.

Online/retail cost of sales decreases 68% or $546 during the current year compared to the twelve months ended December 31, 2001. The decrease was due to the elimination of direct mailing campaign and related costs as a result of reductions in the number of names available and a poor sales close rate.

Enterprise and OEM cost of sales decreased 67% or $193 during the twelve months ended December 31, 2002 compared to the prior year. The decrease was due to the lower sales volumes of products requiring third party hardware and reduction in OEM technology import tax and engineering development costs over the twelve months ended December 31, 2002 as compared to the prior year.

China handwriting recognition segment cost of sales increased 24% or $13 during the twelve months ended December 31, 2002 compared to the prior year. The increase is due primarily to third party hardware costs associated with the sale of the software compared to the prior year.

Systems integration segment.

China Systems integration segment cost of sales declined 33% or $357 over the twelve months ended December 31, 2002 as compared to the prior year. The decrease was due primarily to the 24% decline in revenues between the twelve-month comparable periods as discussed above.

Operating expenses

Research and Development Expenses.    Research and development expenses decreased 18% or $323 to $1,485 for the year ended December 31, 2002 as compared to $1,808 in the prior year. Engineering expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. These expenses are offset by the capitalization of software development costs and direct costs associated with nonrecurring engineering contracts charged to cost of sales. The decrease was due primarily due to the 71% or $245 reduction in outside engineering costs associated with the assimilation of the PenOp intellectual property into the Company's products. In addition, salaries and related expenses decreased $123, or 11%, due to the reduction in head count of a total of 3 engineers compared to the twelve-month period of the prior year. Software development costs capitalized in 2002 declined 100% or $20 compared to 2001. Direct costs associated with nonrecurring engineering contracts charged to cost of sales declined 64% or $68 during the twelve months ended December 31, 2002 as compared to the twelve months in the prior year. Travel, maintenance and allocated facilities expenses declined $43 in 2002 as compared to the twelve months in 2001. These decreases were due to reduced activity and spending resulting from lower sales experienced in 2002, compared to the twelve months in 2001.

Sales and Marketing Expenses.    Sales and marketing expenses declined 25% or $511 to $1,543 for the twelve months ended December 31, 2002 compared to $2,054 for the twelve months in 2001. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. The decrease was primarily due to 57% or $245 decrease in professional services and advertising expenses over the twelve months ended December 31, 2002 compared to the prior year period. The decrease was due to non-recurring expense of a marketing study completed in the prior year and the reduction in resource guide advertisements included in the box that accompanies third party handheld devices. Salaries, commissions and related expenses declined 10% or $85 in 2002 compared to the twelve months ended December 31, 2001. The decrease was due to a reduction in personal of 2 sales persons in the third quarter of 2002 as the Company attempted to trim expenses in response to a weakening economy. Allocated facilities and general office expenses decreased 23% or $180 during the twelve months ended December 31, 2002 as compared to the prior year. The decrease was primarily due to the one time charge in 2001 in recruiting costs and a decrease in the allocated facilities expenses compared to the twelve months ended December 31, 2001. The Company's sales efforts have been directed towards customers that have previously purchased products and currently have pilot programs in process utilizing the Company's software. These customers are expected to purchase additional software products once they have completed their studies and implement their software solutions. The Company believes that an improving economy and the current number of customer pilot programs nearing completion will provide future revenues over a period of time sufficient to allow us to timely expand the Company's sales efforts to generate the potential new demand.

General and Administrative Expenses.    General and administrative expenses decreased 13% or $368 to $2,424 for the twelve months ended December 31, 2002, compared to $2,791 in the prior year. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. The decrease was primarily due to lower professional service fees resulting from the resignation of the former Chairman of the Board and the elimination of $159 in related salary and office fees and $51 in other professional fees. In addition investor relations expenses decreased 47% or $172 compared to the twelve months ended

December 31, 2001. The decrease was due to nonrecouring expenses in 2001 related to an aborted financing and reductions in the costs associated with shareholder communications. Other office expenses and allocated facilities expenses decreased 5% or $53 over the twelve months ended December 31, 2002 compared to the prior year. These reductions were offset by an 11% or $67 increase in payroll and related cost associated with salary increases.

Interest Income and Other Income (Expense), Net

Interest and other income (expense) net decreased 16% or $45 over the twelve months ended December 31, 2002 compared to the prior year. The decrease was primarily due to the decrease in the interest rate paid on the Company's $3,000 debt over the year.

Years Ended December 31, 2001 and December 31, 2000

Results of Operations

Revenues

Handwriting recognition segment.    Revenues declined $1,163, or 20%, to $4,546 during the twelve months ended December 31, 2001, as compared to $5,709 for the twelve months ended December 31, 2000 as described below.

Online revenues declined $285, or 24%, to $913 for the twelve months ended December 31, 2001, as compared to $1,198 for the twelve months ended December 31, 2000. This reduction is primarily attributable to the smaller target population of Palm Users available for the Company's direct mail campaign. This population was smaller than the available population in the year 2000 due to the decline in Palm operating system shipments during 2001. Future Online revenues are expected to remain weak until the number of shipments of the Palm operating system increase or a more cost effective way to further penetrate the installed base is devised.

Corporate sales, which includes enterprise sales and OEM revenues, decreased $893 or 21%, to $3,310 (including the nonrecurring maintenance fees from M10, previously PenOp) for the year ended December 31, 2001, compared to $4,203 in the prior year period. Sales of the Company's software solutions and maintenance to end users included in corporate sales increased $155 to $2,076 in 2001 compared to $1,921 in the prior year period. The decrease was due primarily to a $524 decrease in the nonrecurring maintenance fees, from M10 in 2001 compared to the prior year. This decrease was offset by sales to Prudential and TVA. During the fourth quarter of 2000, the Company engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which $352 and $877 was recorded (net) in 2001 and 2000, respectively. The Company previously entered into a separate transaction to acquire the intellectual property rights from PenOp (see note 1 to the audited consolidated financial statements). OEM revenues included in corporate sales decreased $989 or 48% to $1,078 from $2,067 in the prior year period. This decrease was due to a reduction in the amount of revenues recognized from Ericsson and other OEM's compared to the prior year. Revenues from development contracts included in corporate sales decreased $59 or 27% to $156 from $215 for the prior year due primarily to decreases in non-recurring engineering revenues. Revenues from development contracts in 2001 and 2000 were primarily attributable to porting of the Company's software to third party products such as smartphones and web browsers.

China handwriting recognition segment sales increased $15, or 5% to $323 for the twelve months ended December 31, 2001, as compared to $308 for the twelve months ended December 31, 2000. The changes in revenues are not related to any single customer.

Systems integration Segment.    China systems integration segment sales decreased $202, or 13%, to $1,401 for the twelve months ended December 31, 2001, as compared to $1,603 for the twelve months ended December 31, 2000. The decreases are due to lower sales activity and is not related to any single customer.

Cost of Sales.

Handwriting recognition segment.    Cost of sales decreased $400, or 26% to $1,149 for the year ended December 31, 2001, as compared to $1,549 for the twelve month period ended December 31, 2000, as described below.

Online cost of sales decreased $282, or 26%, to $805 in 2001, as compared to $1,087 in the prior year. This decrease was due to lower mailing costs brought about by the reduced number of new names available in 2001 as compared to 2000.

Corporate sales costs decreased $126, or 30%, to $290 from $416 in the prior year. Costs associated with the Company's signature software solutions decreased $36, or 21%, to $135, compared to $171 in the prior year period. The decrease in the cost of software solutions was due to a decrease in amount of third party hardware costs sold with the Company's corporate signature software products during 2001 as compared to 2000. Amortization of capitalized software costs was approximately $12 in 2001 and 2000, respectively. Costs of development contract revenues included in corporate sales decreased $85, or 45%, to $105 in 2001, as compared to $190 in the prior year. The decrease in development contract cost was due to the reduction in non-recurring engineering projects during 2001 as compared to the prior year period. OEM costs included in corporate sales decreased $5, or 37%, to $38 as compared to $43 in the prior year. The decrease was due to a decrease in revenues and the associated technology import tax from the Company's Japanese OEM customers.

China handwriting recognition cost of sales increased $10, or 21%, to $56 in the twelve months ended December 31, 2001, as compared to $46 for the twelve months ended December 31, 2000. The increase was due to the increase in software sales in 2001 as compared to the prior year.

Systems integration segment.    Cost of sales decreased $256 or 19% to $1,091 as compared to $1,347 in the prior year. The decrease is due to the lower system integration segment sales realized in 2001 as compared to the prior year.

Operating expenses

Research and Development Expenses.    Research and development expenses increased $205, or 13%, to $1,808 for the twelve months ended December 31, 2001, as compared to $1,603 for the prior year. Salaries and related costs decreased $104, or 9%, to $1,077 in 2001, compared to $1,181 in 2000. This decrease was due to reductions in headcount during 2001 as compared to 2000. Other costs, including shared development costs with the Joint Venture, facility and other costs increased $255 to $342 in 2001, compared to $87 in the prior year. The increase was due primarily to outside engineering costs associated with the assimilation of the PenOp intellectual property into the Company's products and continued support for new engineering projects. Other expenses including travel and related expenses and depreciation decreased 6%, or $30, as compared to the prior year period. In addition, costs associated with development contracts and charged to cost of sales decreased $84 or 44% to $106 from $190 in the comparable prior year period. This decrease was due to a lower number of revenue generating nonrecurring engineering projects in 2001 compared to the prior year.

Sales and Marketing Expenses.    Sales and marketing expenses for the year ended December 31, 2001 decreased $185, or 8%, to $2,054, as compared to $2,239 in the prior year. Payroll and related costs decreased 12%, or $93, to $696 in 2001 from $789 due primarily to a decrease in headcount during the year. Travel and related expenses decreased $58, or 29%, to $140 in 2001, compared to $198 in the prior year. The decrease was due to decreases in travel related to the reduction in headcount from the comparable prior year. Advertising and promotion expense decreased $195, or 49%, to $203 in 2001, from $398 in the prior year. The decrease was due primarily to the one-time cost of the development of a media campaign in the prior year related to the Company's Online sales via CIC's website. Professional services expense increased $128, or 129%, to $227 from $99 in the comparable prior year period. The increase was due to marketing studies undertaken by the Company to assess the markets with the greatest potential for the Company's products. Other costs, such as facilities and miscellaneous expenses, increased $33, or 5%, in 2001 as compared to the prior year.

General and Administrative Expenses.    General and administrative expenses increased 28%, or $610, to $2,791 for the year ended December 31, 2001, from $2,181 for the prior year. The increase was primarily due to a increase in patent amortization expense of $393, or 914%, to $436 in 2001 from $43 in the prior year. In addition, professional fees increased $274, or 105%, to $535 from $261 in the comparable prior year period. Investor relations expenses decreased $66, or 15%, to $366 in 2001, as compared to $432 in the comparable prior year. The decrease was due primarily to a reduction in costs associated with information disseminated through the wire services. Other expenses including travel, facilities cost and provision for uncollectible accounts increased $9 in 2001 as compared to the prior year.

Interest Income and Other Income (Expense), Net.    Interest income and other income (expense) net, decreased $60, or 79%, to $16 in 2001, from $76 in the prior year. This decrease resulted from a decrease in cash balances and interest rates during the year. The interest income was offset by fees associated with credit card sales from the Company's website of approximately $37 in 2001, compared to $49 in the prior year.

Interest Expense.    Interest expense increased $16, or 6%, in 2001, to $282 from $266 in the prior year. This increase was due to the increase in long-term debt outstanding since June of 2001.

Liquidity and Capital Resources

Cash and cash equivalents at December 31, 2002 totaled $711, compared to cash and cash equivalents of $2,588 at December 31, 2001. This decrease was primarily attributable to $2,087 of cash used in operations, and $30 of cash used in investing activities. These cash outflows were offset by $240 provided by financing activities, the effect of exchange rate changes on cash was immaterial. The cash used in operations was primarily due to the loss of $3,094 net of depreciation and amortization of $467, an increase in prepaid expenses of $105 and a reduction in accounts payable of $46, offset by a decrease in accounts receivable and other assets of $566 and $156, respectively, and increases in other accrued liabilities of $295. The cash used in investing activities of $30 was to purchase computer equipment and third party software for internal use. The $240 provided by financing activities consisted primarily of $426 in proceeded from the exercise of stock options offset by the repayment of $181 in short-term debt by the Joint Venture. Prepaid expenses increased $105 due to professional fees associated with the S1 registration statement and payments for certain maintenance contracts associated with third party software used in the Company's operations. Accounts receivable decreased $566 due primarily to lower sales during the fourth quarter.

Financing.

In July 2002, the Company negotiated a Line of Credit Agreement expiring two years from the date of an effective registration statement with Cornell Capital Partners, LP ("Line of Credit")(see Note 1, to the Financial Statements "Equity Line of Credit Agreement"). The Company may periodically issue and sell shares of its common stock for a total purchase price of $15 million, subject to the number of shares available for issuance and the purchase price of such shares. The maximum amount of each advance is $1 million in any 30-day period. The Company must pay to Cornell Capital Partners, L.P. an advance fee equal to 6.5% of the amount of each advance. The Company filed a Registration Statement on Form S1 covering approximately 24 million shares for use under the equity line of credit. On February 13, 2003 the Form S1 was declared effective. The Company intends to use the proceeds from the equity line to repay short and long term debt and for working capital purposes to the extent that future cash flows from operations fall short of the Company's expectations.

The Company has entered into a Registration Rights Agreement with Cornell Capital Partners, LP. The Company cannot sell any shares of its common stock under the Line of Credit until a registration statement is declared effective by the Securities and Exchange Commission (See note 13 to the Financial Statements). The Company is required to keep the registration statement effective until the earlier of when the investor has sold all of the shares acquired under the Line of Credit or the investor is able to resell the shares under Rule 144 without regard to the volume limitations set forth in that rule. At all times, the registration statement must cover, at a minimum, the number of shares issued under the Line of Credit. The Company is required to fulfill its reporting obligations under the

Securities Exchange Act of 1934, as amended, and otherwise take whatever steps are necessary to enable the investor to resell the shares acquired under the Line of Credit without restriction. Finally, the Company has agreed to indemnify the investor for any damages the investor may suffer as a result of misstatements or omissions, other than misstatements or omissions attributable to the investor. Subsequent to December 31, 2002, the Company borrowed $1 million dollars less a 6.5% financing fee from Cornell Capital Partners, LP. The loan will be paid back over a ten-week period through draws on the equity line of credit on a prorata basis.

On August 23, 2001, the Company's 90% owned Joint Venture borrowed the aggregate equivalent of $181, denominated in Chinese currency, from a Chinese bank. The loan bore interest at 5.37% per annum and was due August 23, 2002. The borrowing did not require the Joint Venture to deposit a compensating balance. In February 2002, the Joint Venture repaid $121 and in August 2002 paid the remaining equivalent of $60 denominated in Chinese currency.

On June 19, 2001, the Company consummated a three-year $3 million financing (the "Loan") with a charitable remainder annuity trust of which the trustee is a former director and former officer of the Company (the "Trust"). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999, and for working capital purposes. The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N. A. from time to time, which was 6.75% per annum at December 31, 2002, and is due June 18, 2004. The Loan may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock. Pursuant to the terms of the Loan, the Trust has the option, at any time prior to maturity, to convert all or any portion of the outstanding principal amount of the Loan into shares of common stock of the Company at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. If, prior to maturity of the Loan, the Company consummates one or more financings providing $5 million or more in gross proceeds, the Company is required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan. The Loan is secured by a first priority security interest in and lien on all of the Company's assets as now owned or hereafter acquired by the Company. In connection with the Loan, the Company entered into a registration rights agreement with the Trust which obligates the Company to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of the Company's common stock issuable upon conversion of the Loan if it receives a demand by the holder of the Loan to do so, and to use its reasonable best efforts to cause such registration statement to become effective.

Contractual Obligations.

The Company had the following material commitments as of December 31, 2002

	Payments due by periods
Contractual obligations	Total	Less than One year	One to three years	Four to five years	After five years
Long term debt(1)	$3,000	$—	$3,000	$—	$—
Capital Lease Obligations	38	6	23	9	—
Operating lease commitments(2)	1,663	407	1,256	—	—

Total contractual cash obligations	$4,701	$413	$4,279	$9	$—

1.
The long-term debt may be pre-paid by us in whole or in part at any time without penalty, subject to the right to convert the outstanding principal amount into shares of common stock at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events.

2.
The operating lease commenced on November 1, 2002. The cost of the lease will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2006.

The Company leases facilities in the United States and China totaling approximately 11,100 square feet. The Company's rental expense for the years ended December 31, 2002, 2001 and 2000 was approximately $418, $443, and 390, respectively. Sublease income was approximately $35 and $104 for the years ended December 2001 and 2000, respectively. In addition to the base rent in the United States, the Company pays a percentage of the increase, if any, in operating cost incurred by the landlord in such year over the operating expenses incurred by the landlord in the base year. The Company believes the leased offices will be adequate for the Company's needs over the term of the lease.

As of December 31, 2002, the Company's principal source of liquidity was its cash and cash equivalents of $711. Subsequent to December 31, 2002, the Company filed a Registration Statement on Form S1 as discussed above. In each year since the Company's inception, the Company has incurred losses. Although there can be no assurance, the Company believes that its current cash and resources, together with the expected revenue levels, will provide sufficient funds for planned operations for at least the next twelve months. However, if the Company is unable to generate adequate cash flow from sales, or if expenditures required achieving the Company's plans are greater than expected, the Company may need to obtain additional funds or reduce discretionary spending. There can be no assurance that additional funds will be available when needed, or if available will be on favorable terms or in the amounts the Company may required. If adequate funds are not available when needed, the Company may be required to delay, scale back or eliminate some or all of its marketing and development efforts or other operations, which could have a material adverse effect on the Company's business, results of operations and prospects.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. The Company has an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if the market interest rates increase. The Company attempts to limit this exposure by investing primarily in short-term securities. The Company has not entered into any short-term security investments during the year ended December 31, 2002. Foreign Currency Risk. The Company operates a subsidiary in China and from time to time makes certain capital equipment or other purchases denominated in foreign currencies. As a result, the Company's cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. The Company attempts to limit these exposures through operational strategies and generally has not hedged currency exposures.

Future Results and Stock Price Risk. The Company's stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, severe price changes that are unrelated or disproportionate to the operating performance of such companies. The trading price of the Company's common stock could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy generally, or market volatility unrelated to the Company's business and operating results.

Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, within 90 days of the date of this prospectus. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Recent Pronouncements

In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The adoption of FASB 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" did not have a material impact to the Company's financial position or results of operations.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock- based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

EQUITY LINE OF CREDIT AGREEMENT

OVERVIEW

Pursuant to the Line of Credit, we may periodically issue and sell shares of our common stock for a total purchase price of $15 million. If we request an advance under the Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 93.5% of the "Market Price" of our stock. Market Price is defined as the lowest volume weighted average price of our common stock as reported by Bloomberg, LP, calculated over four of the five trading days after we request an advance. A closing will be held six (6) trading days after such written notice, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person and cannot engage in short sales of shares of common stock acquired under the Line of Credit. As of April 21, 2003, we have received $935,000 in net proceeds from the sale of 5,307,246 shares and we have outstanding requests for advances in the aggregate amount of $1,000,000.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us having an effective registration statement covering the shares.

COMMITMENT PERIOD

We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $15 million or (ii) two years after the effective date of the registration statement.

MAXIMUM ADVANCE AMOUNT

We may not request advances in excess of a total of $15 million. The maximum amount of each advance is equal to $1 million in any 30-day period. In addition, in no event shall the number of shares issuable to Cornell Capital Partners, LP cause Cornell to own in excess of 9.9% of the then outstanding shares of our common stock.

NUMBER OF SHARES TO BE ISSUED

We cannot predict the actual number of shares of common stock that will be issued under the Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $15 million available under the Line of Credit in a single advance (which is not permitted under the terms of the Line of Credit) and the purchase price was equal to $0.355 per share, then we would issue a total of 42,253,521 shares of common stock to Cornell Capital Partners, L.P. These shares would represent approximately 31.7% of our outstanding capital stock upon issuance.

You should be aware that (a) we have registered only 24,430,623 shares as we do not have sufficient number of authorized but unissued shares of common stock available to raise the entire $15 million at today's market price for our stock and (b) there is an inverse relationship between our stock price and the number of shares to be issued under the Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Line of Credit, at various prices.

Purchase Price	$0.21	$0.355	$0.66
Number of Shares required to draw full draw down equity line of credit (1)	71,428,571	42,253,521	22,727,273
Total Outstanding(2)	162,909,348	133,834,298	114,208,050
Percent Outstanding(3)	43.8%	31.7%	19.9%

(1)
Represents the number of shares of common stock to be issued to Cornell Capital Partners, LP under each scenario.

(2)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP under each scenario.

(3)
Represents the shares of common stock to be issued as a percentage of the total number shares outstanding under each scenario.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders may have enough shares to assume control of the Company by electing its or their own directors. Finally, under applicable Nasdaq rules, so long as we are listed on the Nasdaq SmallCap Market we will not issue in excess of 18,204,674 shares under the Line of Credit without first obtaining shareholder approval.

REGISTRATION RIGHTS

We granted to Cornell Capital Partners, L.P. certain registration rights in connection with the Line of Credit. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us. We are required to keep the registration statement effective until the earlier of when the investor has sold all of the shares acquired under the Line of Credit or the investor is able to resell the shares under Rule 144 issued under the Securities Act without regard to the volume limitations set forth in that rule. At all times the registration statement must cover, at a minimum, the number of shares issued under the Line of Credit. We are required under the registration rights agreement to fulfill our reporting obligations under the Securities

Exchange Act and otherwise take all steps as necessary to enable the investor to resell the shares acquired under the Line of Credit without restriction. We also have agreed to indemnify the investor for damages the investor may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the investor. See "Description and Price Range of Capital Stock—Registration Rights."

ISSUANCE OF STOCK OUTSIDE THE LINE OF CREDIT AND SALES BY AFFILIATES

Under the Line of Credit, without the prior written consent of the investor, we may not issue or sell (i) any shares of common stock without consideration or for consideration per share less than the bid price of our stock on the day of issuance or (ii) issue or sell any warrant, option, right, contract, call or other security or instrument granting the holder of the security the right to acquire shares of our common stock without consideration or for consideration less than the bid price of our stock on the date of issuance. In addition, officers and directors have agreed to only sell shares of our common stock that they hold in compliance with the volume limitations of Rule 144.

ESCROW AGREEMENT

As part of the Line of Credit, we entered into an Escrow Agreement with the investor, Wachovia Bank, N.A., and Butler Gonzalez, LLP, the investor's counsel. Under that agreement, in accordance with an advance notice, the investor deposits the funds for the shares acquired under the Line of Credit with the bank. The bank releases the funds to us only upon confirmation from investor's counsel that the shares have been delivered by us to the investor.

NET PROCEEDS AND USE

We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $180,000, consisting primarily of professional fees incurred in connection with registering shares in this offering.

We intend to use the net proceeds received under the Line of Credit to reduce short and long-term debt and for general corporate purposes. Please see "Use of Proceeds."

DESCRIPTION AND PRICE RANGE OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of 125,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of April 21, 2003, we had 835 shareholders of record.

COMMON STOCK

This prospectus covers the resale by certain of our stockholders of shares of our common stock, $0.01 par value, which are to be issued under the Line of Credit. As of April 21, 2003, we had 96,788,023 shares of common stock issued and outstanding, 19,123,377 shares reserved for issuance under the Line of Credit (excluding additional shares of common stock that are issuable upon a decline in the market price for our common stock), 6,358,004 shares reserved for issuance upon exercise of 6,358,004 outstanding options and upon exercise of 2,730,596 options that may be granted in the future under our stock option plans.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Members of the board of directors are elected for one-year terms. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata in any liquidation proceeds, receive dividends as the board of directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock and we do not anticipate doing so in the future. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

PREFERRED STOCK

Our board of directors is authorized to establish by resolution different classes or series of preferred stock and to fix the rights, preferences, and privileges, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further shareholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of common stock. See "Description of Securities—Anti-Takeover Provisions." As of the date of this prospectus, there are no series of preferred stock designated and no shares of preferred stock outstanding.

STOCK OPTIONS

1999 Stock Option Plan

The Company's 1999 Stock Option Plan provides for the granting to the Company's directors and employees of non-transferable incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-transferable non-statutory stock options ("Non-Qualified Options"). A total of 4,000,000 shares of common stock are authorized for issuance under the 1999 Plan. As of December 31, 2002, options to purchase an aggregate of 2,217,595 shares of common stock were outstanding and 1,714,608 shares remain available for future grants. Unless terminated sooner, the 1999 Plan will terminate in June 2009.

The 1999 Plan may be administered by the Board of Directors or a stock option committee of the Board. The Board or such Committee has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be at least the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or a stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to 10% stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1999 Plan dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by the employee's duly appointed, qualified, and acting personal representative, the employee's estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the employee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1999 Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 90 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board has the authority to amend or terminate the 1999 Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1999 Plan, without the consent of such optionee.

1994 Stock Option Plan

The Company's 1994 Stock Option Plan (the "1994 Plan") provides for the granting to the Company's directors and employees of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and Non-Qualified Options. A total of 6,000,000 shares of common stock are authorized for issuance under the 1994 Plan. As of December 31, 2002, options to purchase an aggregate 1,000,777 shares of common stock were outstanding and 682,763 shares remain available for future grants. Unless terminated sooner, the 1994 Plan will terminate in November 2004.

The 1994 Plan may be administered by the Board of Directors or a stock option committee of the Board. The Board or such stock option committee of the Board has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be not less than the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or such stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to 10% stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1994 Plan dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1994 Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of thirty (30) days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board has the authority to amend or terminate the 1994 Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1994 Plan, without the consent of such optionee.

1991 Option Plans

The Company has two other stock option plans: the 1991 Stock Option Plan and the 1991 Nondiscretionary Plan (collectively, the "1991 Options Plans"). Incentive and nonqualified options under the 1991 Option Plans may be granted to employees, officers and consultants of the Company. As amended, there are 2,050,000 shares of common stock authorized for issuance under these plans. As of December 31, 2002, options to purchase 118,449 shares of common stock under the 1991 Stock Option Plan were outstanding and 169,259 shares were available for grant.

The 1991 Options Plans may be administered by the Board of Directors or a stock option committee of the Board. The Board or such stock option committee of the Board has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be not less than the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least eighty-five percent (85%) of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or such stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to ten percent (10%) stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1991 Options Plans dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1991 Options Plans ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 30 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

Dividend Policy

Stockholders holding common stock are entitled to dividends only if declared by our Board of Directors. To date, we have not declared any dividends on shares of our common stock and we do not anticipate doing so in the foreseeable future.

Anti-takeover Provisions

The Company is subject to or otherwise has available to it a number of statutory provisions and authority that, if taken advantage of or exercised, could have the effect to making more difficult or perhaps completely thwarting any takeover of the Company that is not approved by the Board of Directors, including the following:

  •
  Business combinations.    Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a "business combination" between the Company and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." Generally, an "interested stockholder" is a person or group that directly or indirectly controls or has the right to acquire or control the voting or disposition of fifteen percent (15%) or more of the outstanding voting stock of or is an affiliate or associate of the corporation and became the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among other things, (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder; (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries; (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder; and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits. Under Section 203 of the DGCL, business combinations between a corporation and an interested stockholder may occur in certain circumstances, including approval by the Board of Directors.

  •
  Rights and preferences of preferred stock.    The board of directors is authorized to create a new series of preferred stock and to determine the rights and limitations of this preferred stock. Stockholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us.

Registration Rights Agreements

We have entered into a Registration Rights Agreement with Cornell Capital Partners, LP, the investor in the Line of Credit. We cannot sell any shares of our common stock under the Line of Credit until a registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. We are required to keep the registration statement effective until the earlier of when the investor has sold all of the shares acquired under the Line of Credit or the investor is able to resell the shares under Rule 144 without regard to the volume limitations set forth in that rule. At all times, the registration statement must cover, at a minimum, the number of shares issued under the Line of Credit. We are required to fulfill our reporting obligations under the Securities Exchange Act of 1934, as amended, and otherwise take whatever steps are necessary to enable the investor to resell the shares acquired under the Line of Credit without restriction. Finally, we have agreed to indemnify the investor for any damages the investor may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the investor.

We have entered into a Registration Rights Agreement with The Philip S. Sassower 1996 Charitable Remainder Trust with respect to shares of our common stock that may be issued upon conversion of a convertible promissory note in the principal amount of $3 million held by the trust. The conversion price is $2.00 per share. Until June 2004, upon notice from the trust, we are required to file and keep current a registration statement covering the number of shares specified in the notice. In the registration rights agreement, we also agreed to indemnify the trust from damages it suffers from misstatements or omissions in the registration statement attributable to the Company.

Price Range of Common Stock

As of March 14, 2003 the Company's common stock was listed on the NASDAQ Over the Counter Bulletin Board ("OTC") under the trading symbol CICI. Prior to that it was listed on the Nasdaq SmallCap Market under the same symbol. The following table sets forth the high and low sale prices of the common stock for the periods noted.

		Sale Price Per Share
Year
	Period	High	Low
2001	First Quarter	$2.28	$0.97
	Second Quarter	$1.63	$0.76
	Third Quarter	$1.13	$0.64
	Fourth Quarter	$0.91	$0.60
2002	First Quarter	$1.18	$0.56
	Second Quarter	$1.15	$0.63
	Third Quarter	$0.66	$0.24
	Fourth Quarter	$0.50	$0.21
2003	First Quarter	$0.50	$0.14

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will receive proceeds from the issuance of the shares of common stock under the Line of Credit. The maximum proceeds we may receive under the Line of Credit is $15,000,000, before deducting expenses and fees associated with the offering. To date we have received $935,000 in net proceeds and have advances pending for an additional 1,000,000 worth of our stock. To the extent we issue shares of common stock under the Line of Credit, we will use the proceeds to repay short and long term debt and for working capital purposes. Fifty percent of any funds in excess of $5 million under the Line of Credit must be used to repay outstanding principal of our long term debt. The debt is held by a trust whose trustee is a former affiliate of the Company. The debt bears interest at the rate of 2% over the prime rate publicly announced by Citibank, N.A. from time to time, which was 6.25% per annum at December 31, 2002. All amounts are due not later than June 18, 2004. The long-term debt is convertible at the option of the debt holder into shares of our common stock at a price of $2.00 per share.

SELLING STOCKHOLDERS

The shares of common stock registered for sale under this prospectus are comprised of an aggregate of 24,430,623 shares of common stock issuable to the investor under the Line of Credit of which 5,307,246 shares have been sold. These shares, if issued, would represent approximately 21 percent of our issued and outstanding common stock as of April 21, 2003. However, the investor may not acquire shares of common stock under the Line of Credit if the acquisition would cause the investor to own more than 9.9% of our outstanding shares of common stock.

The following list provides:

  •
  the names of the selling stockholders;

  •
  the number of shares beneficially owned by each selling stockholder prior to the offering (assuming $15,000,000 is raised under the Line off Credit at a market price of $0.26 per share); and

  •
  the total number of shares being offered under this offering for each selling stockholder's account.

Assuming that each selling stockholder sells all of the shares listed in this prospectus for such stockholder, each selling stockholder will hold no shares of our common stock.

Name Of Selling Stockholder	Number Of Shares Of Common Stock Beneficially Owned (1)	Total Number Of Shares Being Offered (2)	Total Number Of Shares Sold To Date
Cornell Capital Partners, LP, a Delaware limited partnership(1)	—	24,430,623	5,307,246
Total	—	24,430,623	5,307,246

(1)
Dispositive powers with respect to the shares to be offered by Cornell are held and will be exercised by Mark Angelo, Portfolio Manager.

(2)
Excludes such indeterminate number of additional shares of common stock as may become issuable in accordance with the pricing provisions of the Line of Credit.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares listed in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholders may sell the shares by the following methods:

  •
  block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  to a broker or dealer as principal, for resale by the broker or dealer for its own account;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  through the writing of options on the shares, whether or not the options are listed on an options exchange;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; or

  •
  any combination of any of these methods of sale.

We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

The selling stockholders may also transfer the shares by gift or sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus. The selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when the shares are sold.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling shareholder and/or purchasers of selling stockholders' shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commission).

The selling stockholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares are underwriters within the meaning of the Securities Act and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them are deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We have agreed to indemnify in the selling stockholders against some liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

The shares offered in this prospectus were originally issued to the selling stockholders under exemptions from the registration requirements of the Securities Act, and we agreed to register the shares held by or issuable to the selling stockholders under the Securities Act. We intend to keep the registration statement of which this prospectus is a part effective until the later of (i) the date on which the selling stockholders have sold all of the shares under the registration statement, or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling stockholders.

We will not receive any proceeds from sales of any shares by the selling stockholder.

BUSINESS
(dollars in thousands)

General

The Company was initially incorporated in Delaware in October 1986 as a wholly owned subsidiary of a predecessor corporation with the same name. The Company has a 90%-owned Joint Venture, Communication Intelligence Computer Corporation, Ltd., with the Jiangsu Hongtu Electronics Group, LTD. The Joint Venture was formed in September 1993.

Our software can verify signatures delivered wirelessly. We supply electronic signature and handwritten data entry software solutions focused on emerging markets such as document automation, corporate security, handheld computers, smartphones, and the Palm OS aftermarket. We are headquartered in Redwood Shores, California. Our clients include Charles Schwab & Co., Hewlett-Packard Company, Ericsson Mobile Communications AB, Fujitsu Limited, Handspring, Inc., Palm, Inc., The Prudential Insurance Company of America, Siebel Systems Inc., and The Tennessee Valley Authority, among others.

Segments

Our information is presented in two segments—handwriting recognition software and systems integration. The handwriting recognition segment is comprised of three revenue categories: OEM, enterprise and online sales. All handwriting recognition software is developed around our core technology. Systems integration represents the sale and installation of third party computer equipment and systems that use our products. All systems integration revenue is generated through our Joint Venture.

Core Technologies

The Company's core technologies are classified into two broad categories: "natural input technologies" and "transaction and communication enabling technologies." These technologies include multilingual handwriting recognition systems (Jot(R) and the Handwriter(R) Recognition System, referred to as HRS(TM)), electronic signature, handwritten signature verification, writing with the aid of symbols, electronic ink recording tools (InkTools(TM), Sign-it(R), iSign(TM) and Sign-on(TM)), and operating system extensions that enable pen input (PenX(TM)). Other consumer and original equipment manufacturer ("OEM") products include electronic notetaking (QuickNotes(TM), and InkSnap(TM)) and software that can predict the text input (WordComplete(R)).

The Company offers a wide range of multi-platform software products that enable or enhance pen-based computing.

Natural Input Technologies. CIC's natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or "stylus" as the primary input device or in conjunction with a keyboard. CIC's natural input offerings include multilingual handwriting recognition systems, software keyboards, predictive text entry, and electronic ink capture technologies. Many small handheld devices such as electronic organizers, pagers and smart cellular phones do not have a keyboard. For such devices, handwriting recognition and software keyboards offer the most viable solutions for performing text entry and editing. CIC's predictive text entry technology simplifies data entry even further by reducing the number of actual letters required to be entered. The Company's ink capture technologies facilitate the capture of electronic ink for notetaking, drawings or short handwritten messages.

Transaction and Communication Enabling Technologies. The Company's transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. CIC believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental in its development of software for electronic signatures, handwritten signature verification, data security, and data compression.

Handwriting recognition segment products

Key Handwriting recognition segment products include the following:

Handwriter, Chinese Handwriter and Jot	Multi-lingual handwriting recognition software
Inktools	A suite of application development tools for electronic signatures, biometric signature verification and cryptography
iSign	Web based development tools for electronic signature and biometric signature verification
PenX	Operating systems extensions for the Windows operating system that enables pen-based functionality and handwriting
QuickNotes and InkSnap	Electronic handwritten notetaking software
Sign-it and Sign-it Server	Electronic signatures for the enterprise market
Sign-On and SignatureWallet	Biometric Signature verification software for device access and data protection
WordComplete	Predictive text entry software

Products and upgrades that were introduced and first shipped in 2002 include the following:

iSign for Windows v2.1
InkTools for Windows v2.63
Jot for Palm OS v2.0
RecoEcho Plus v1.1
Sign-it for Acrobat v3.2
Sign-it for Word v4.03
Sign-it EX for Acrobat v1.23
Sign-it Tools v1.0
Sign-On Plus for Pocket PC v2.02
Sign-On for Tablet PC v1.0
Sign-it for AutoCAD v1.0
Signature Wallet for Palm OS v1.0
WordComplete v2.1
Chinese Sign-it for AutoCAD v1.0

Handwriting recognition software analyzes the individual strokes of characters written with a pen/stylus and converts these stokes into machine readable text characters. This software is especially useful for portable electronic devices that are too small to employ a keyboard, and for the input of ideographic script characters such as those used in written Chinese and Japanese. The Company currently has two recognition system offerings, Handwriter and Jot.

CIC's Handwriter Recognition System ("HRS(TM)") recognizes handwritten input on Windows and Windows CE based pen computers and desktop PCs. HRS accurately recognizes handwritten characters with no recognizer training required, so the user can write naturally. HRS is a full-context recognizer that offers some unique features such as automatic spacing between words and automatic capitalization of the first letter of new sentences. HRS is also an integral component of our PenX software that is currently shipping on many of the leading Windows based pen computers. Key vertical market licensees of HRS include such companies as Fujitsu Limited, Intermec Corporation, Xplore Technologies, Inc., Mitsubishi Electric Corporation and Walkabout Computers, Inc.

Jot recognizes handwritten input and is specifically designed for small devices. Unlike many recognizers that compete in the market for handheld data input solutions, Jot offers a patented user interface that allows for the input of natural upper and lowercase letters, standard punctuation and European languages without requiring the user to memorize unique characters or symbols. This recognizer offers rapid and accurate recognition without requiring the consumer to spend time training the system. Jot has been licensed to such key OEMs as: Microsoft, Ericsson, Symbian, National Semiconductor and Vtech. Jot has been ported to many operating systems, including the Palm OS, Windows, Windows CE, VT-OS, EPOC, QNX, Linux and OS/9, and is currently under development for others. The standard version of Jot, which is available through OEM, Enterprise and Online product offerings, recognizes and supports input of Roman-based Western European languages.

InkTools is an electronic signature and handwritten signature verification software developers' kit that captures and analyzes the image, speed, stroke sequence and acceleration of a person's handwritten electronic signature. InkTools provides an effective and inexpensive handwriting security check for immediate authentication. It also stores certain forensic elements of a signature for use resolving whether a person actually emectronically signed a document. Commercial applications for this type of software include document approval, verification of the identity of users participating in electronic transactions and securing log-in access to computer systems or protected networks. This software toolkit is used internally by CIC as the underlying technology in its Sign-On and Sign-it products and has been licensed to numerous key development partners, including EDS, Bionetrix, Siebel and Topaz Systems.

Sign-On is a product offering that utilizes the Company's handwritten signature verification technology to provide access security on portable devices. This provides the additional level of security needed for devices that are increasingly being used in business and generally contain sensitive data. Currently available for the Palm 3.x or later and Windows CE 3.x operating systems, the product is also being ported to other platforms to meet the specifications of new licensees and customers.

Sign-it is a family of electronic signature products for recording electronic signatures as they are being written as well as binding and verifying electronic signatures within standard consumer applications. These products combine the strengths of handwritten signatures and writing with the aid of symbols to process, transact and create electronic documents with the same legal standing as a traditional wet signature on paper. Organizations wishing to process electronic forms requiring varying levels of security can reduce the need for paper forms by adding electronic signature technologies to their workflow solution. Currently, Sign-it is available for MS Word and Adobe(R) Acrobat(R), while support for additional application environments are in development.

iSign provides functionality similar to InkTools but was specifically designed for web based architectures. The current product supports either a Windows implementation with Internet Information Server and Internet Explorer or Java. The Java implementation was designed to meet the needs of the higher-end server products that support Java 2 and a broad base of client systems, which can range from Windows devices to PDAs.

Enterprise Revenues

With the recent passage of legislation making electronic signatures legally binding in virtually every major economy in the world, the transition began toward automating transactions in industries dependent on signatures in order to complete transactions. CIC's handwritten electronic signature solutions and electronic forms provide the basis for significant expense reduction through document automation by eliminating paper documents and related labor, mailing and storage expense. The billions of signed original documents created in today's global economy demand the utmost in user identification and document integrity. The inherent risks, logistical difficulties and staggering financial costs associated with creating, processing, storing and retrieving paper records are driving the demand for legally binding and secure electronic documents.

The Company's Enterprise related revenue decreased 14% over the prior year, to $1.3 million from $1.7 million, reflecting the uncertainty of the economic and geopolitical climate throughout 2002 which did, and continues to, weigh heavily on business confidence negatively impacting IT expenditures. Even companies fully committed to the benefits of the paperless environment repeatedly delayed eSignature program expenditures throughout 2002.

Enterprises that have license the Company's technology include the following:

Licensee	Product(s) licensed	Application of Products
Accelio	Inktools	E-Signature for mobile forms
Agricultural Bank of China	InkTools	E-signature for document automation
Al-Faris	Multiple	Reseller and integrator in the Middle East focused on e-signatures
Allergan Sales	Sign-It	Clinical regulatory applications
Ameridial	Inktools	E-signature for internal use documents
Assurant Group	Sign-It	Sales force automation, new account openings
Audata, Limited	Multiple	Multiple applications focused on paperless environment and security
Baptist Health	Inktools	E-signature for patient records
BF Goodrich, Aircraft	Sign-It	E-signature for internal use; Sensor Division documents
Canada Customs	Sign-It	E-signature for internal use documents
Charles Schwab	Sign-It	New account openings
China Ministry of Railways	InkTools	E-signature for document automation
Decade Software	PenX & InkTools	Windows pen computer upgrades
E-Com Asia Pacific Pty Ltd.	Multiple	Regional reseller, multiple applications
EDS	InkTools	Information assurance for network and application security
Federal Reserve Bank	Sign-On	Biometric mobile device; access security
FMC Corp.	Sign-It	E-signature for internal use documents
First American Bank	Sign-It	E-signature for various financial and internal documents
First Command Financial	Sign-It	E-signature for document automation
IA Systems	InkTools	E-signature for loan organization
ILI Technologies, (Ltd.)	InkTools & iSign	Various e-signature applications for the vertical markets in Israel
Industrial & Commercial Bank of China	InkTools	E-signature for document automation
Integrate Online	InkTools	Mortgage closing

Nanjing Agricultural Bureau	InkTools	E-signature for document automation
National Healthcare	Sign-It	E-signature for document automation
Nationwide Building Society	InkTools	E-signature for document automation
Naval Surface Warfare	InkTools	E-signature for material center receipts
Novabase	Sign-It	Systems integrator for various vertical market applications
Old Republic National	Sign-It	Title processing applications
Orange County, CA	Sign-It	Automate building permit process
PHT Corporation	Sign-It	Clinical trial documents
Physician WebLink	Sign-It	Automate patent enrollment / records / billing
Proware	InkTools	E-signature for judicial orders
Prudential Insurance Co.	Sign-It EX	E-Signature for mobile forms
PSC Communications	Multiple	Reseller and OEM partner in the UK focused on e-signature
PureEdge	Sign-It	E-signature for financial documents
RecordsCenter.com	InkTools	Legal contracts and other significant documents
St. Vincent's Hospital	Multiple	E-signature for document automation
Siebel	Multiple	Sample delivery of regulated drugs
Siemens Medical Solutions	Multiple	E-signature for healthcare
Symbol Technologies	Multiple	Reseller for all major products
Tennessee Valley Authority	Multiple	E-signature for approval of internal documents
Turner Construction/Oracle	iSign	E-signature for document automation
Wisconsin Electric Power	Sign-On	Biometric mobile device; access company security

Recent industry surveys indicate that IT spending will increase in 2003, despite economic uncertainties and cost reduction pressures, because companies believe the benefits far outweigh the expenditure (UBS Warburg, Celent). The Company is optimistic that CIC's installed base of pilot programs, which are nearing rollout, some of which are included above, will provide the basis for increasing revenue growth in both the near term and beyond.

OEM Revenues

OEM revenue for 2002 declined 68% versus the prior year, to $360 from $1.1 million, reflecting both declining shipments of handheld computers in general and significant cutbacks in planned shipments of specific CIC OEM customers. Handheld computer shipments for 2002 were 9% below the prior year (Dataquest).

Despite that harsh reality, OEM sales efforts in 2002 resulted in CIC emerging as the leading supplier of natural input software going into 2003. In November of last year, Palm Source replaced Graffiti with

CIC's Jot as the standard and only handwriting software on all Palm OS based devices. Palm based handheld computers and smartphones remain the global leader with approximately 56% of the worldwide device market. PalmSource shipments are forecasted by IDC to reach some 12 million annually by 2005 with a projected installed base of 55 million worldwide. Palm OS based devices manufactures include Palm Solutions, Handspring, IBM, Kyocera, Samsung, Sony and Symbol. In addition, CIC's Jot product was chosen as the natural input software for Sony Ericsson's new Symbian OS based P800 multi media smartphone. Sony Ericsson, together with Nokia, Motorola, Siemens and Psion form the Symbian Alliance. The objective of the Symbian Alliance is to establish the Symbian OS as the standard for wireless devices. CIC has a license agreement with Symbian making the Company's Jot and other software products available for evaluation to Symbian OEM members.

IDC projects the total handheld computer and smartphone market will grow to over 26 million shipments by 2005. With CIC's Jot embedded on all Palm OS based devices and on both Ericsson R380 and Sony Ericsson P800 smartphones, the Company believes it is well positioned to sustain its current leadership position and benefit from the continuous and increasing flow of royalty revenue.

Key OEM Licensees include:

Licensee	Product(s) licensed	Application of Products
AirSpeak	Jot	Handheld PC Pro
Sony Ericsson	Jot, QuickNotes, Sign-On & WordComplete	Smart cellular phone
Fujitsu	HRS, PenX, Sign-On Plus & InkTools	Windows and Windows CE pen computers
GSC Mobile Solutions	Inktools	Windows pen computers
Handspring, Inc.	Reco Echo	Electronic organizer
HP	Jot	Linux based PDA
IA Systems	Jot	Wireless Internet access device
IBM	Sign-It	Windows pen notebook
Inteliworxx	HRS & PenX	Windows pen computers
Interlink	Sign-It	E-signature retail bundle
Intermec/Norand	HRS & PenX	Windows pen computers
Mathsoft	Math Recognizer	Handwriting recognition for mathematical notation
Misys Healthcare	InkTools	Handwriting recognition and security
Motion Computing	SignOn	E-signature products
National Semiconductor	Jot	Wireless Internet access device
Pacific Star	PenX	Windows pen computers
Palm Solutions Group	Jot	Electronic organizer
PalmSource	Jot	Electronic organizer
Telos Corp.	PenX	Windows pen computers

Topaz	InkTools	E-signature bundle
Vtech	Jot	Electronic organizer
Wacom	Chinese Handwriter & Sign-It	Digitizer tablet and e-signature
Walkabout	HRS & PenX	Windows pen computers
Xplore	HRS & PenX	Ruggedized mobile computers
Xybernaut	HRS, PenX & Jot	Wearable computers

Online/Retail Revenues

Online revenues have been generated primarily through direct mail sent to Palm handheld computer (PDAs) owners utilizing names and addresses acquired from Palm. Retails sales are generated through an agreement with Elibrium Inc. that positions CIC's Palm OS based software offerings directly at the point of sale at retailers including Comp USA, Staples, and Office Max.

Revenues from the Company's software sold directly through it's website, (www.cic.com) and at the retail point of sale totaled $351 in 2002, 62% below the $913 for the prior year, reflecting both the decline in handheld computer shipments in 2002 (9% below 2001; Datquest) as well as the overall decrease in consumer spending both online and at retail due to the continuing weak economy over the past two years.

Recent events, however, have provided the basis for what the Company believes is significant aftermarket revenue potential both near and longer term. PalmSource recently replaced Graffiti with Jot as the standard and only text entry software for their Palm operating system (OS). Palm OS based handheld computers and smartphones are the global leader with about 56% of the worldwide wireless device market. Palm OS based devices represent an installed base of over 25 million devices that IDC projects will grow to over 55 million by 2005.

CIC recently launched a marketing program targeted at the 25 million existing Palm OS based device owners to easily upgrade their text entry from Graffiti to CIC's Jot and gain the benefits of the advanced text entry software that PalmSource chose to replace Graffiti on all new shipments. The marketing programs leverage the marketing efforts of device manufactures and channel partners including Palm Solutions Group—the leading provider of Palm handheld computers, Handspring, Handango—the leading online Palm software supplier and Elibrium—a leading retail software publisher/supplier.

China Revenues

CIC China ("CICC"), 90% owned by CIC, was established over nine years ago and is headquartered in Nanjing China. The Joint Venture is 10% owned by Jiangsu Hongtu Electronics Group, the leading DVD supplier in the US with its APEX brand, and a leading supplier of other high technology products and systems.

Revenue from CICC was $1.3 million in 2002, a decline of 24% over the $1.7 million in the prior year. This decrease reflects primarily the need to expand sales coverage from a traditional focus on the local Nanjing and Jiangsu Province market. Despite the economic slowdown in the US and western markets and the negative impact on corporate IT spending, China is enjoying a robust economy and its IT expenditures are increasing three to four times faster than the rest of the world. China is the world's third largest economy and its recent accession into the World Trade Organization is fueling its economic growth, in this vast nation of 1.3 billion people, as it prepares to compete on a worldwide basis. The benefits of CIC's electronic signature technology for applications including eCommerce, automation of signature dependent electronic forms for the paperless environment and corporate security are impacting the demand in China more intensely than in the US and European markets.

Recently, the Company implemented an overall strategy aimed at accelerating CICC sales growth by focusing sales resources on expanding the rollout and further deployments of CICC's installed base of showcase enterprise and government installations while rapidly implementing a channel strategy that leverages this installed base of reference accounts to attract major channel partners who can rapidly establish China-wide market coverage and penetration for CIC's technology.

The Company believes that CICC is well positioned to participate in this explosive growth. CICC's installed base of both Chinese corporate and government deployments include the Agricultural Bank of China, Hu Nan Mobile Communications, International Construction Bank of China (China's largest commercial bank), Ministry of Agriculture, Nanjing Civic Bureau, Nanjing Municipal Government, Panda, and the Ministry of Railways.

Over the past two years, CICC has emerged as the leading supplier in Jiangsu Province of a fast growing mobile industry application for regulated goods with an estimated 70% market share. This turn-key offering provides hardware and software systems for the receipt and delivery of taxed, measured and monitored goods using handheld devices including Symbol, Handspring and Palm. CICC's offering includes the integration of enterprise software solutions for the server side / backend management of these mobile systems and captured data. The systems integration business affords CICC the opportunity to include the sale of its core software by integrating electronic signature and Chinese handwriting recognition into its turn-key solutions.

The Company believes that the emerging market for electronic signature based applications and handheld receipt/delivery based systems, acceptance of CICC products by leading Chinese enterprises and government agencies, the legitimacy and credibility afforded CICC by joint venture status and the explosive growth potential of the China market, now driven by accession to the WTO, provide CICC significant growth potential in 2003 and beyond.

Marketing

Handwriting Recognition Segment

Our products are marketed through three sales approaches: OEM sales, enterprise and online/retail sales. OEM sales efforts are aimed at license revenues derived primarily from smart handheld device manufacturers. Enterprise sales efforts are directed at both software providers and end-users. Online/retail sales represent revenues generated from our software sold through our website and retail outlets.

OEM Licensed Products.    We currently license software products for Windows(R)3.x, Windows(R)'95, Windows'98, WindowsNT, WindowsCE, EPOC, QNX, VT-OS, Palm and Linux. We also port our products to other platforms to meet the specifications of licensees. Our PenX, Sign-it, and Handwriter Recognition System are licensed for portable PCs utilizing the Windows(R)'95, Windows(R)'98, Windows(R)NT, and WindowsCE operating systems and are primarily used for field force automation and in pen-input PC peripherals for desktop use. Jot, QuickNotes, Sign-On, WordComplete and our software keyboard are licensed primarily for the new, smaller classes of personal computers that utilize the Windows(R)CE operating systems and handheld communicators such as smartphones and PDAs that use the Palm or Symbian operating system.

Enterprise Solution Products.    We offer several products targeted at the broad enterprise market. We believe that this market could benefit from workflow automation solutions using electronic signatures or handwriting authentication such as new account openings, regulated document submissions and device/network security. For these markets, we offer several products, including InkTools, a high performance software developer's kit for implementing systems using electronic ink and electronic signatures, which is available for almost all major operating systems; iSign, which provides the same functionality as InkTools but is specifically designed for distributed application architectures; and Sign-it, which is designed to provide this functionality within the framework of the most common word processing applications and electronic form publishing environments.

Online Product Offerings.    Our Online Sales department is charged with the sale of our shrink-wrapped software applications and tools. This currently includes most of our products and everyone from consumers to software developers and corporations are customers. These products are sold through retail outlets and over the Internet on our own website and by other Internet-based electronic resellers. Consumer versions of these products are being sold for users of the Palm connected organizers and Windows(R) CE devices. Much of the growth in Online sales since 1998 was attributable to sales of these products to users of Palm OS devices.

Systems Integration Segment

In systems integration, we have a small sales force that sells directly to enterprises and a limited number of technicians that perform services. The significant portion of our systems integration business is derived from hardware sales and installation services. Only a small portion is currently based on software customization tailored to the customer's need. We do not provided consulting services to larger systems integrators.

Copyrights, Patents and Trademarks

Handwriting Recognition Segment

We rely on a combination of patents, copyrights, trademarks, trade secrecy and contractual provisions to protect our software offerings and technologies. We have a policy of requiring our employees and contractors to respect proprietary information through written agreements. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before disclosure of any of our proprietary information.

Over the years, we have developed and patented major elements of our software offerings and technologies. In addition, in October 2000 we acquired from PenOp, Inc., and its subsidiary, a significant patent portfolio relevant to the markets in which we sell our products. Our material patents and the years in which they each expire are as follows:

Patent No.	Expiration
5544255	2013
5647017	2014
5818955	2015
6064751	2017
6091835	2017

We believe that these patents provide a competitive advantage in the electronic signature and handwriting recognition markets. We believe the technology covered by the patents is unique and allows us to produce superior products. We also believe these patents are very broad in their coverage. The technology goes beyond the simple handwritten signature and includes measuring electronically the manner in which the person signs to ensure tamper resistance and security of the resultant documents and the use of other systems for identifying an individual and using that information to close a transaction. We believe that the patents are sufficiently broad in coverage that any product with substantially similar functionality will infringe our patents. Moreover, because these patents do not expire for between 10 and 14 years from the date of this prospectus, we believe that we have sufficient time to develop new related technology, which may be patentable, and to establish ourselves as the market leader in these product areas. Accordingly, we believe that for a significant period of time the patents will deter competitors from introducing competing products without creating substantially different technology or licensing our technology.

We have an extensive list of registered and unregistered trademarks and applications in the United States and other countries. We intend to register our trademarks generally in those jurisdictions where significant marketing of our products will be undertaken in the foreseeable future.

Systems Integration Segment

Systems integration does not rely to any material degree on our products and, therefore, our patents and their ultimate expiration do not significantly impact the systems integration segment.

Material Customers

Handwriting Recognition Segment

Historically, the Company's handwriting recognition segment revenues have been derived from a limited number of customers. One customer, Nationwide Building Society, accounted for 11% of total segment revenues for the year ended December 31, 2002. One customer, The Prudential Insurance Company of America accounted for 16% of total segment revenues for the year ended 2001. One customer, Ericsson Mobile Communications AB, accounted for 16% of total segment revenues for the year ended 2000.

Systems Integration Segment

One customer, Fujitsu Ltd. accounted for 30% of total system integration revenue for the year ended December 31, 2002. This same customer accounted for 16% of total segment revenues in the twelve months ended December 31, 2001 and 2000, respectively.

Seasonality of Business

We believe that neither of our segments is subject to seasonal fluctuations.

Backlog

Handwriting Recognition Segment

At December 31, 2002, backlog approximated $165, representing advanced payments on service maintenance agreements and non-recurring engineering projects that are expected to be recognized over the next twelve months. At December 31, 2001, backlog approximated $88, representing advanced payments on service maintenance agreements and non-recurring engineering projects that are expected to be recognized over the next twelve months. At December 31, 2000, backlog approximated $61, representing advanced royalty and service maintenance agreements.

Systems Integration Segment

At December 31, 2002 backlog was approximately $34. At December 31, 2001, backlog was approximately $178. There was no significant backlog at December 31, 2000.

Competition

Handwriting Recognition Segment

We face competition at different levels. Certain competitors, e.g., PenPower Group, and Palm Inc., have developed or are developing software offerings, which may compete directly with the Company's offerings. Most of our direct competitors, e.g., Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on only one element of such offerings, such as handwriting recognition technology, signature capture/verification or pen-based operating environments or other pen-based applications. We believe that we have a competitive advantage in some cases due to our range of product offerings. There can be no assurance, however, that competitors, including some with greater financial or other resources, will not succeed in developing products or technologies that are more effective, easier to use or less expensive than our products or technologies that would render our products or technologies obsolete or non-competitive.

Systems Integration Segment

Our Joint Venture competes with other systems integrators of similar size (less than 100 employees) in China for small to mid-size enterprise opportunities. We primarily compete on price and quality and breadth of services for these opportunities. We believe that we are competitive in our pricing and we have been consistently recognized by our customers for our high quality of service.

Employees

As of December 31, 2002, the Company employed an aggregate of 55 full-time employees. The Company's handwriting recognition segment consisted of 40 employees, 20 of which are in the United States and 20 of which are in China. The Company employed 15 full-time employees in its systems integration segment in China. From time to time, the Company also utilizes additional personnel on an as needed basis. The Company believes it has good relations with its employees. None of the Company's employees are a party to a collective bargaining agreement.

Geographic Areas

For the years ended December 31, 2002, 2001, and 2000, the Company's sales in China as a percentage of total sales were 38%, 29% and 26%, respectively. For the years ended December 31, 2002, 2001, and

2000, the Company's sales in the United States as a percentage of total sales were 62%, 71% and 74%, respectively. Included in the U.S. sales are export sales. For the years ended December 31, 2002, 2001, and 2000, the Company's export sales as a percentage of total revenues were approximately 12%, 16%, and 36%, respectively.

Legal Proceedings

We were named as a defendant in a suit brought in U.S. District Court for the Southern District of New York, filed on August 5, 2002. The plaintiffs, Richard M. Ross and Jane Spaulder Ross, brought claims for breach of contract, conversion, negligence and statutory violations, alleging that we provided incorrect or false information to their stock broker, thereby delaying the sale of plaintiffs' shares in the Company and causing a loss in excess of $500,000 due to a drop in the value of the shares. While the litigation is in an early stage, based on the available information, we believe that the action is without merit and, even if plaintiffs succeed, we believe their damages will not have a material financial impact on us. We intend to vigorously defend against the claims.

In a separate arbitration proceeding the plaintiffs have brought similar claims for relief against Charles Schwab & Co., Inc., their broker during the period in question, based upon other legal theories.

Properties

We currently lease our principal facilities, consisting of approximately 9,634 square feet, in Redwood Shores, California, pursuant to a sub-lease that expires in 2006. The Joint Venture leases approximately 1,500 square feet in Nanjing, China. We also believe that our current facilities will be suitable for us to continue operations in the foreseeable future.

DIRECTORS

The following table sets forth certain information concerning the Company's directors:

Name	Age	Year First Elected or Appointed
Guido D. DiGregorio	64	1997
Michael Farese	55	2002
Louis P. Panetta	52	2000
C. B. Sung	76	1986

The business experience of each of the directors for at least the past five years includes the following:

Guido D. DiGregorio was appointed Chairman of the Board in February 2002, Chief Executive Officer in June 1999 and President in November 1997. From November 1997 to June 1999, he was also the Company's Chief Operating Officer. He was a partner in DH Partners, Inc. (a management consultant firm) from 1996 to 1997. Prior to 1996, Mr. DiGregorio was recruited by a number of companies to reverse trends of financial losses, serving as President and CEO of each of the following companies: Display Technologies, Inc. (a manufacturer of video data monitors) from 1994 to 1996, Superior Engineering Corp. (a producer of factory-built gas fireplaces) from 1991 to 1993, Proxim, Inc. (wireless data communications) from 1989 to 1991, Maxitron Corp. (a manufacturer of computer products) from 1986 to 1989 and Exide Electronics (producer of computer power conditioning products) from 1983 to 1986. From 1966 to 1983, Mr. DiGregorio was employed by General Electric in various management positions, rising to the position of General Manager of an industrial automation business.

Mike Farese was appointed as a director of the Company in February 2002. Mr. Farese has over thirty years of broad-based telecommunications industry experience, including an extensive background in cellular and wireless subscriber equipment. He is President & CEO of WJ Communications, a Silicon Valley-based manufacturer of innovative broadband communications products for wireless communications networks. Prior to joining WJ Communications, Mr. Farese held numerous senior management positions, including President & CEO, Tropian Inc.; Vice President & General Manager-Global Personal Networks, Motorola; Vice President & General Manager-American Business Group, Ericsson; Vice President, Product Planning & Strategy, Nokia; Executive Director-Business Systems, IT&T; and Division Manager-Networks Business Systems, AT&T.

Louis P. Panetta was appointed as a director of the Company in October 2000. Mr. Panetta is currently Vice President of Marketing and Investor Relations with Mobility Concepts, Inc. (a wireless systems integrator), a subsidiary of Active Link Communications. Mr. Panetta is also a member of the Board of Directors of Active Link. Mr. Panetta was President and Chief Executive Officer of Fujitsu Personal Systems (a manufacturer of computer hardware) from December 1992 to September 1999, and President and Chief Operating Office of PortableLife.com (e-commerce products provider) from September 1999 to October 2000. From 1995 to 1999, Mr. Panetta served on the Board of Directors of Fujitsu Personal Systems.

C.B. Sung became a director of the Company in 1986. Mr. Sung has been the Chairman and Chief Executive Officer of Unison Group, Inc. (a multi-national corporation involved in manufacturing, computer systems, international investment and trade) since 1986 and Unison Pacific Corporation since 1979. He also serves on the Board of Directors of several private companies and non-profit organizations.

Other Director Information

The Company's affairs are managed under the direction of the Board of Directors. Members of the Board receive information concerning the Company's affairs through oral and written reports by management, Board and committee meetings and other means. The Company's directors generally attend Board of Directors meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding the Company's affairs.

Directors of the Company serve until their successors are duly elected and qualified or until their earlier resignation, removal or disqualification. There are no family relationships between the Company's directors and executive officers. For certain relationships between the Company and its directors, see "Certain Relationships and Related Transactions."

Board Committees

The Company's Board of Directors has four committees as set forth below. The members of each committee are appointed by the Board of Directors. The members of the each of these committees are Messrs. Panetta, Sung and Farese:

  •
  Audit Committee.    The Audit Committee generally reviews the scope and results of the audit by the Company's independent auditors and reviews the Company's procedures for establishing and monitoring internal accounting controls.

  •
  Finance Committee.    The Finance Committee develops strategies for the financing and development of the Company and monitors and evaluates progress toward established objectives.

  •
  Compensation Committee.    The Compensation Committee generally reviews compensation matters with respect to executive and senior management arrangements.

  •
  Stock Option Committee.    The Stock Option Committee administers the Company's stock option plans.

The Board of Directors does not have a standing nominating committee.

Board and Committee Meetings

During 2002, the Board of Directors held three formal meetings and also acted by unanimous written consent on three occasions. The Committees held meetings jointly with the formal Board meetings in 2002. For the year ended December 31, 2002, each incumbent director participated in all of the formal meetings of the Board and each Committee on which he served.

Director Compensation

For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings. Directors are also eligible to receive stock options. In June 2001, Louis Panetta and C. B. Sung were each granted immediately exercisable non-qualified options to purchase 25,000 shares of common stock at an exercise price of $1.01, which options expire on June 18, 2008. The Company retains a repurchase option on the shares underlying these options for one year from the date of grant.

EXECUTIVE OFFICERS

The following table sets forth, as of February 3, 2003, the name and age of each executive officer of the Company, and all positions and offices of the Company presently held by each of them.

Name	Age	Positions Currently Held
Guido D. DiGregorio	64	Chairman of the Board, Chief Executive Officer and President
Francis V. Dane	51	Chief Legal Officer, Secretary and Chief Financial Officer

The business experience of each of the executive officers for at least the past five years includes the following:

Guido D. DiGregorio—See the discussion above.

Francis V. Dane was appointed the Company's Secretary and Chief Financial Officer in February of 2002. From October 2001 until February 2002 he was the Company's Acting Chief Financial Officer. He became the Company's Human Resources Executive in September 1998 and the Company's Chief Legal Officer in December of 1997. From 1991 to 1997 he served as a Vice President and Secretary of the Company, and from 1988 to 1992 as its Chief Financial Officer and Treasurer. Since July of 2000, Mr. Dane has also been the Secretary and Treasurer of Genyous, Inc. a biotechnology venture capital and incubation company. Since October 2000, Mr. Dane has served as a director of SpetraVu Medial Inc., a company focused on developing improved methods for the early detection of cancer, and CPC Cancer Prevention Centers Inc., a company that is developing a comprehensive cancer prevention program based upon the detection of early stage, non-invasive cancer. Prior to joining the Company in 1991, Mr. Dane spent over a decade with PricewaterhouseCoopers; his last position was that of Senior Manager, Entrepreneurial Services Division. Mr. Dane is a member of the State Bar of California and has earned a CPA certificate from the states of Connecticut and California.

EXECUTIVE COMPENSATION

The following table sets fourth compensation awarded to, earned by or paid to the Company's President, regardless of the amount of compensation, and each executive officer of the Company serving as of December 31, 2002 whose total annual salary and bonus for 2002 exceeded $100,000 (collectively, the "named Executive Officers").

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Other Annual Compensation	Securities Underlying Options
Guido DiGregorio—Chairman, President and Chief Executive Officer	2002 2001 2000	$213,500 180,000 180,000	(1)	— — —	250,000 — 1,950,000
Francis V. Dane—Chief legal Officer, Secretary and Chief Financial Officer	2002 2001	$110,083 20,000	(2)	— —	100,000 —

(1)
Mr. DiGregorio's salary was increased in February 2002 to $250,000. Since August 2002, Mr. DiGregorio has deferred $26,249 in salary payments to ease cash flow requirements. Mr. DiGregorio may resume payment of his full salary at any time, however payment of such deferred amounts will not be made until after December 31,2003.

(2)
Mr. Dane was named as an executive officer as of October 1, 2001.

OPTION GRANTS IN 2002

In February 2002, Mr. DiGregorio was granted options to purchase 250,000 shares of common stock at an exercise price of $0.79 per share. Of the 250,000 options granted to Mr. DiGregorio, 62,500 options vested immediately and the remaining 187,500 options will vest pro-rata on a quarterly basis over three years. The options will expire on February 22, 2009. Concurrently, Mr. Dane was granted options to purchase 100,000 shares of common stock at an exercise price of $0.79 per share. Of the 100,000 options granted to Mr. Dane, 25,000 options vested immediately and the remaining 75,000 options will vest pro-rata on a quarterly basis over three years. The options will expire on February 22, 2009.

AGGREGATE OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

The following table sets forth certain information concerning the Named Executive Officers with respect to the exercise of options in 2002, the number of shares covered by exercisable and unexercisable stock options at December 31, 2002 and the aggregate value of exercisable and unexercisable "in-the-money" options at December 31, 2002.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-The-Money Options at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)
Guido DiGregorio	—	$—	1,830,681 119,319	(E) (U)	— —	(E)(1) (U)(1)
Francis V. Dane	—	$—	196,215 47,728	(E) (U)	— —	(E)(1) (U)(1)

(1)
The value of unexercised in-the-money options was determined by using the difference between the closing sale price of the common stock on the Nasdaq SmallCap Market as of December 31, 2002 ($0.35) and the exercise price of such options.

Audit Committee Report

In 2002, the Audit Committee:

  •
  Reviewed and discussed the Company's 2001 audited financial statements with the Company's management;

  •
  Discussed with the independent auditors, Stonefield Josephson, Inc., the matters required to be discussed by the American Institute of Certified Public Accountants Auditing Standards Board Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements; and

  •
  Received written disclosures and the letter from the independent auditors required by International Standards Board Standard No.1 ("Independent Discussions with Audit Committees") and discussed with the auditors the auditors' independence from the Company.

Based on review and discussion of the Company's 2001 audited financial statements with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2002, be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

The Audit Committee Of the Board of Directors
Louis P. Panetta Michael Farese C. B. Sung

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2002 with respect to the beneficial ownership of (i) any person known to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director and director nominee of the Company, (iii) each of the current executive officers of the Company named in the Summary Compensation Table of this prospectus under the heading "Executive Compensation" and (iv) all directors and executive officers of the Company as a group.

	Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class
Guido DiGregorio (1)	1,830,681	1.98%
C. B. Sung (2)	499,866	*
Louis P. Panetta (3)	116,410	*
Michael Farese (4)	75,000	*
Francis V. Dane (5)	196,427	*
All directors and executive officers as a group (5 persons)	2,718,384	2.94%

*
Less than 1%.

(1)
The number of shares of common stock represents 1,830,681 shares of a total of 1,950,000 shares, which are issuable upon the exercise of stock options granted to Mr. DiGregorio in January 1999 and February 2002, that are exercisable within 60 days of this prospectus. The business address of Mr. DiGregorio is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See "Certain Relationships and Related Transactions."

(2)
The number of shares of common stock includes (a) 337,051 shares held by the Sung Family Trust of which Mr. Sung is a trustee, (b) 3,369 shares held by the Sung-Kwok Foundation of which Mr. Sung is the Chairman, and (c) 159,446 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of this prospectus. Mr. Sung may be deemed to beneficially own the shares held by the Sung Family Trust and the Sung-Kwok Foundation. The business address of Mr. Sung is, UNISON Group, 1001 Bayhill Dr., 2nd Floor, San Bruno, California 94066.

(3)
The number of shares of common stock represents 116,410 shares, issuable upon the exercise of options granted on October 30, 2000, May 11, 2001 and June 18, 2001, which are exercisable within 60 days of this prospectus. Mr. Panetta's business address is 827 Via Mirada, Monterey, California 93940.

(4)
The number of shares of common stock represents 75,000 shares issuable upon the exercise of stock options granted to Mr. Farese in February 2002 that are exercisable within 60 days of this prospectus. The business address of Mr. Farese is 401 River Oaks Parkway San Jose, CA 95134.

(5)
The number of shares of common stock represents (a) 212 shares held By Mr. Dane and (b) 196,215 shares of a total of 243,943 shares, which are issuable upon the exercise of stock options granted to Mr. Dane in January 1999 and February 2002, that are exercisable within 60 days of this prospectus. The business address of Mr. Dane is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 24, 2002, the Board of Directors granted immediately exercisable non-qualified stock options to purchase 25,000 shares of common stock to each of Mr. Farese, Mr. Sung and Mr. Panetta at an exercise price of $0.66 per share and an expiration date of June 24, 2009. The Company retains a repurchase option on the shares underlying the options for one year from the date of grant.

On June 19, 2001, we consummated a three-year $3 million financing (the "Loan") with a charitable remainder annuity trust of which Philip Sassower, who was at the time of the loan our Chairman of the Board of Directors, is a trustee (the "Trust"). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to us in October 1999 and for working capital purposes. The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N.A. from time to time due June 18, 2004. The Loan may be pre-paid by us in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock at a conversion price of $2.00 per share. On June 19, 2001, the date the Loan was made, the closing price of our stock was $1.02 per share. If, prior to maturity of the Loan, we consummate one or more financings providing $5 million or more in gross proceeds, we are required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan. The Loan is secured by a first priority security interest in and lien on all of our assets as now owned or hereafter acquired by us. In connection with the Loan, we entered into a registration rights agreement with the Trust that obligates us to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of our common stock issuable upon conversion.

On June 18, 2001, the Board of Directors granted immediately exercisable non-qualified stock options to purchase 25,000 shares of common stock to each of Mr. Sung and Mr. Panetta at an exercise price of $1.01 per share and an expiration date of June 18, 2008. We retain a repurchase option on the shares underlying the options for one year from the date of grant. For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us. As of April 21, 2003, we had 96,788,023 shares of common stock issued and outstanding, 19,123,377 shares of common stock reserved for issuance under the Line of Credit and 6,358,004 shares reserved for issuance upon exercise of options at a weighted average purchase price of $1.13 per share and 2,730,596 for options which may be granted in the future. See "Description of Securities." If we were to issue $14,000,000 (the amount remaining available on the line) worth of our common stock under the Line of Credit at the market price of $0.355 per share and all of the options were granted and exercised, the number of outstanding shares of common stock would increase from 96,788,023 shares as of April 21, 2003, to 145,313,243 shares, subject to applicable regulatory constraints and the total number of common shares authorized of 125,000,000. Of these additional shares, however, 557,758 stock options are subject to vesting requirements from April 21, 2003, to September 25, 2005. As of April 21, 2003, 5,800,246 options are vested and exercisable. All of the shares to be issued upon exercise of the options are covered by an effective registration statements.

ELIMINATION OF DIRECTOR LIABILITY

Our Certificate of Incorporation provides that to the fullest extent permitted by the Delaware law, our director shall not be liable to the Company or our shareholders for damages resulting from a breach of the director's fiduciary duties.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a Registration Statement on Form S-1 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC's web site at http://www.sec.gov.

LEGAL MATTERS

The legality of the issuance of shares offered hereby will be passed upon by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

Stonefield Josephson, Inc., independent auditors, have audited our consolidated financial statements and schedule as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report dated February 14, 2003 appearing in this prospectus and registration statement. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Index to Financial Statements

Financial Statements

Independent Auditors Report

Board of Directors and Stockholders of
Communication Intelligence Corporation
Redwood Shores, California

We have audited the accompanying consolidated balance sheets of Communication Intelligence Corporation and its subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' equity (deficit), cash flows and financial statement schedule for each of the three years in the period ended December 31, 2002, as listed in the index appearing under Item 15(a)(1) and (2) of this Annual Report on Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements and financial statements schedule listed in the index appearing under Item 15(a)(1) and (2) of this Annual Report on Form 10-K present fairly, in all material respects, the financial position of Communication Intelligence Corporation and its subsidiaries ("the Company") as of December 31, 2002, and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations and has accumulated losses of $79,819,000. This factor raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

STONEFIELD JOSEPHSON INC.
Certified Public Accountants

San Francisco, California
February 14, 2003

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$711	$2,588
Accounts receivable, net of allowances of $243 and $278 at December 31, 2002 and 2001, respectively	477	1,043
Inventories	113	129
Prepaid expenses and other current assets	244	139

Total current assets	1,545	3,899
Property and equipment, net	159	161
Patents and trademarks	5,421	5,799
Other assets	43	213

Total assets	$7,168	$10,072

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$160	$206
Short-term debt	—	181
Accrued compensation	250	208
Other accrued liabilities	527	199
Deferred revenue	165	88

Total current liabilities	1,102	882
Long-term debt—related party	3,000	3,000
Minority interest	132	130
Commitments
Stockholders' equity:
Common stock, $.01 par value; 125,000 shares authorized; 91,481 and 90,912 shares issued and outstanding at December 31, 2002 and 2001, respectively	915	909
Additional paid-in capital	82,025	81,605
Accumulated deficit	(79,819)	(76,258)
Accumulated other comprehensive loss	(187)	(196)

Total stockholders' equity	2,934	6,060

Total liabilities and stockholders' equity	$7,168	$10,072

The accompanying notes form an integral part of these Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2002	2001	2000
Revenues:
Online	$351	$913	$1,198
Corporate	1,667	2,958	3,326
Nonrecurring maintenance fees—M10 (Previously PenOp)	—	352	877
China	1,254	1,724	1,911

	3,272	5,947	7,312

Operating costs and expenses:
Cost of sales:
Online	259	805	1,087
Corporate	96	290	416
China	802	1,145	1,393
Research and development	1,485	1,808	1,603
Sales and marketing	1,543	2,054	2,239
General and administrative	2,424	2,791	2,181

	6,609	8,893	8,919

Loss from operations	(3,337)	(2,946)	(1,607)
Interest income and other income (expense), net	(17)	16	76
Interest expense	(205)	(282)	(266)
Minority interest	(2)	(3)	(2)

Net loss	$(3,561)	$(3,215)	$(1,799)

Basic and diluted loss per share	$(0.04)	$(0.04)	$(0.02)

Weighted average shares	91,298	90,571	85,324

The accompanying notes form an integral part of these Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

(In thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit		Accumulated Other Comprehensive Loss		Total
Balances as of December 31, 2000	$897	$80,656		$(73,043)		$(203)	$8,307

Exercise of options for 1,176 shares of Common Stock	$11	$892		$—		$—	$903
Issuance of 68 shares of Common Stock in exchange for services	1	57		—		—	58
Foreign currency translation adjustment	—	—		—		7	7
Net loss				(3,215)			(3,215)

Balances as of December 31, 2001	$909	$81,605		$(76,258)		$(196)	$6,060

Exercise of options for 420 shares of Common Stock	$6	$420	$		$		$426
Foreign currency translation adjustment						9	9
Net loss				(3,561)			(3,561)

Balances as of December 31, 2002	$915	$82,025		$(79,819)		$(187)	$2,934

Total shares outstanding as of December 31, 2002 was 91,481; as of December 31, 2001 was 90,912, and as of December 31, 2000 was 89,668.

The accompanying notes form an integral part of these Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities
Net loss	$(3,561)	$(3,215)	$(1,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	467	687	328
Equity securities issued for services	—	58	—
Non-cash compensation	—	46	89
(Gain) loss on disposal of property and equipment	6	—	—
Changes in operating assets and liabilities
Accounts receivable, net	566	717	(185)
Inventories	16	42	(90)
Prepaid expenses and other current assets	(105)	135	(95)
Other assets	156	(14)	48
Accounts payable	(46)	(469)	390
Accrued compensation	42	(55)	(3)
Other accrued liabilities	295	(117)	(176)
Deferred revenue	77	26	26

Net cash used in operating activities	(2,087)	(2,159)	(1,467)

Cash flows from investing activities
Acquisition of property and equipment	(30)	(58)	(634)

Net cash used in investing activities	(30)	(58)	(634)

Cash flows from financing activities
Proceeds from issuance of short-term debt	—	181	120
Proceeds from issuance of long-term debt—related party	—	3,000	—
Principal payments on short-term debt	(181)	(1,620)	(60)
Principal payments on capital lease obligations	(5)	(8)	(4)
Proceeds from exercise of warrants	—	—	437
Proceeds from exercise of stock options	426	903	1,583

Net cash provided by (used in) financing activities	240	2,456	2,076

Net increase (decrease) in cash and cash equivalents	(1,877)	239	(25)
Cash and cash equivalents at beginning of year	2,588	2,349	2,374

Cash and cash equivalents at end of year	$711	$2,588	$2,349

The accompanying notes form an integral part of these Financial Statements

Communication Intelligence Corporation
Notes to Consolidated Financial Statements
(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company

        Communication Intelligence Corporation (the "Company" or "CIC") develops and markets natural input and biometric electronic signature solutions aimed at the emerging markets such as, e-commerce, wireless Internet/information devices, and corporate security. These emerging markets for CIC's products include all areas of personal computing, as well as electronic commerce and communications.

        The Company's research and development activities have given rise to numerous technologies and products. The Company's core technologies are classified into two broad categories: "natural input technologies" and "transaction and communication enabling technologies". CIC's natural input technologies are designed to allow users to interact with a computer or handheld device through the use of an electronic pen or "stylus". Such products include the Company's multi-lingual Handwriter® Recognition System, and its Handwriter® for Windows® family of desktop computing products. CIC's transaction and communication enabling technologies provide a means for protecting electronic transactions and discretionary communications. CIC has developed products for dynamic signature verification, electronic ink data compression and encryption and a suite of development tools and applications which the Company believes could increase the functionality of its core products and facilitate their integration into original equipment manufacturers' ("OEM") hardware products and computer systems and networks.

        Through its 90% owned joint venture in China (the "Joint Venture"), the Company provides system integration services and markets its pen-based business computer systems to Chinese businesses, government users and other joint ventures.

        For the five-year period ended December 31, 2002, the Company incurred aggregate losses of $13.9 and, at December 31, 2002, the Company's accumulated deficit was approximately $79.8. The Company has primarily funded these losses through the sale of debt and equity securities.

Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations that raise a doubt about its ability to continue as a going concern. The Company is in the process of filing a registration statement with the Securities and Exchange Commission in order to obtain funding from equity financing (See Note 13). However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Consolidation

        The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and include the accounts of CIC and its 90% owned Joint Venture in the People's Republic of China. All inter-company accounts and transactions have been eliminated. All amounts shown in the accompanying financial statement are in thousands of dollars except per share amounts.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, and short-term debt, approximate fair value due to their short maturities.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity at the date of purchase of three months or less to be cash equivalents.

        Short-term investments are classified as "available-for-sale." For all periods presented, cost of investments approximated fair market value. The cost of securities sold is based on the specific identification method. The Company had no short-term investments as of December 31, 2002 or 2001.

        The Company's cash and cash equivalents, at December 31, consisted of the following:

	2002	2001
Cash in bank	$260	$1,621
Commercial paper	—	26
Money markets	451	941

Cash and cash equivalents	$711	$2,588

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments and accounts receivable. The Company maintains its cash, cash equivalents and short-term investments with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate against risk of loss as to principal. Although such amounts may exceed the F. D. I. C. limits, the Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash and cash equivalents.

        At December 31, 2002, the Joint Venture had approximately $271 in cash accounts held by a financial institution in the People's Republic of China. The Joint Venture deposits are not covered by any federal deposit insurance program that is comparable to the programs applicable to U.S. deposits.

        To date, accounts receivable have been derived principally from revenues earned from end users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been insignificant and within management's expectations.

        The allowance for doubtful accounts is based on the Company's assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company's historical experience, the Company's estimates of recoverability of amounts due it could be affected and the Company will adjust the allowance accordingly.

Inventories

        Inventories are stated at the lower of cost or market, cost being determined using the first-in first-out ("FIFO") method. Cost principally includes direct materials. At December 31, 2002 and 2001, inventories consisted of finished goods.

Property and Equipment, Net

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $75, $163 and $185 for the year ended December 31, 2002, 2001 and 2000, respectively. The Chinese joint venture disposed of certain assets and accumulated depreciation amounting to $30 in 2002.

        Property and equipment, net at December 31, consists of the following:

	2002	2001
Machinery and equipment	$1,273	$1,224
Office furniture and fixtures	432	448
Leasehold improvements	84	84
Purchased software	216	206

	2,005	1,962
Less accumulated depreciation and amortization	(1,846)	(1,801)

	$159	$161

        Included in property and equipment, as of December 31, 2002 and 2001, are $82 and $42, respectively, of assets acquired under capital leases. Accumulated depreciation on such assets totaled $44 and $38 at December 31, 2002 and 2001, respectively.

Patents

        On October 6, 2000, the Company acquired certain assets of PenOp Limited ("PenOp") and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000. Patents are stated at cost less accumulated amortization which in Management's opinion represents fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $378, $440 and $43 for the years ended December 31, 2002, 2001 and 2000, respectively.

        The nature of the underlying technology of each material patent is as follows:

  •
  Patent numbers 5544255, 5647017, 5818955 and 6064751 involve (a) the electronic capture of a handwritten signature utilizing an electronic tablet device on a standard computer system within an electronic document, (b) the verification of the identity of the person providing the electronic signature through comparison of stored signature measurements, and (c) a system to determine whether an electronic document has been modified after signature Patent number 6091835 involves all of the foregoing and the recording of the electronic execution of a document regardless of whether execution occurs through a handwritten signature, voice pattern, fingerprint or other identifiable means.

        Patents, net at December 31, consists of the following:

	Expiration	Life	2002	2001
Patent (Various)	Various	5	$9	$9
Patent (Various)	Various	7	476	476
5544255	2013	13	93	93
5647017	2014	14	187	187
5818955	2015	15	373	373
6064751	2017	17	1,213	1,213
6091835	2017	17	4,394	4,394

			6,745	6,745
Less accumulated amortization			(1,324)	(946)

			$5,421	$5,799

        Amortization expense for the years ending December 31, 2003, 2004, 2005, 2006, and 2007 are estimated to be $379, $379, $379, $379 and $379, respectively.

        The patents identified, as "various" are technically narrow or dated patents that the company believes are not material. The useful lives assigned to the patents are based upon the following assumptions and conclusions:

  •
  The estimated cash flow from products based upon each patent are expected to exceed the value assigned to each patent

  •
  There are no legal, regulatory or contractual provisions known to the company that limits the useful life of each patent to less than the assigned useful life

  •
  No additional material costs need to be incurred or modifications made in order for the company to continue to be able to realize the protection afforded by the patents

  •
  The company does not foresee any effects of obsolescence or significant competitive pressure on its current or future products, anticipates increasing demand for products utilizing the patented technology, and believes that the current markets for its products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents because of a legal, regulatory and business environment encouraging the use of electronic signatures.

        The Company performs intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") and Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets ("SFAS No. 144"). The Company uses SFAS 144 in response to changes in industry and market conditions that affects its patents, the Company then determine if an impairment of its assets has occurred. The Company reassess the lives of its patents and test for impairment quarterly in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in Item 7 of this Form 10-K.

Long-Lived Assets

        The Company evaluates the recoverability of its long-lived assets whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment reserve in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such reserves have been recorded in the three years ended December 31, 2002.

Software Development Costs

        Software Development Costs. Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight-line basis over the estimated life of the product, generally three years. As of December 31, 2002, 2001, and 2000, such costs were insignificant.

Stock-Based Compensation

        Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

Revenue Recognition

        Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended, Staff Accounting Bulletins 101 ("SAB 101") and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue 00-21 of the AICPA Emerging Issues Task Force. The Company recognize revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company's product to function within the customer's application has been completed and the Company's product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period.

        Software license agreements may contain multiple elements including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software provided that persuasive evidence of an arrangement exists, and collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company's products to function within the customer's application has been completed and the Company has delivered its product according to specifications. Deferred revenue is recorded for upgrades, enhancements and post contract support, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period. Vendor specific objective evidence of the fair value for multiple element software license agreements is determined by the price charged for the same element when sold separately or the price determined by management having the relevant authority when an element is not yet sold separately. The price established by management for the element not yet sold separately will not change prior to separate introduction of that element into the marketplace.

        Revenue from system integration activities, which represents the sale and installation of third party computer equipment and limited related consulting services which requires little modification or customization to the software, is recognized upon installation as projects are short term in nature, provided persuasive evidence of an arrangement exists, the collection of the resulting receivable is probable and the system is functioning according to specifications. Service subscription revenues associated with the system integration activities are recognized as costs are incurred or over the service period.

        The online/retail sales category includes sales of software made directly from the Company's website, which are downloaded by the end user. Revenues from software product sales through the Company's website are recognized upon shipment (download). The Company provides for estimated sales returns at the time of shipment.

        The online/retail sales category includes sales of software made directly from the Company's website, which are downloaded either directly by a reseller or to a customer of such reseller. In both cases, the reseller reports the number of units sold each month by submitting payment and a royalty report. The reseller receives a percentage of each sale. The Company allows the on-line resellers a right of return or right of offset. The number of units reported is net of any product returns from prior months. The Company recognizes revenues on the net amount reported by the resellers each month on a cash basis. The Company has a limited number of resellers for its software available through the Company's website.

        The online/retail sales category also includes sales made through retail establishments under the Elibrium agreement. Revenue from software product sales through retail are recognized upon notification from Elibrium of the number of units sold through Elibrium's retail customers provided collection of the resulting receivable is reasonably assured.

Major Customers

        Handwriting Recognition Segment. Historically, the Company's handwriting recognition segment revenues have been derived from a limited number of customers. One customer, Nationwide Building Society, accounted for 11% of total segment revenues for the year ended December 31, 2002. One customer, The Prudential Insurance Company of America accounted for 16% of total segment revenues for the year ended 2001. One customer, Ericsson Mobile Communications AB, accounted for 16% of total segment revenues for the year ended 2000.

        Systems Integration Segment. One customer, Fujitsu Ltd. accounted for 30% of total system integration revenue for the year ended December 31, 2002. This same customer accounted for 16%, and 16% of total segment revenues in the twelve months ended December 31, 2001 and 2000, respectively.

Research and Development

        Research and development costs are charged to expense as incurred.

Advertising

        The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2002, 2001, and 2000 was $112, $203 and $399, respectively.

Net Loss Per Share

        The Company calculates earnings per share under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the disclosure of both basic earnings per share, which is based on the weighted average number of shares outstanding, and diluted earnings per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the year ended December 31, 2002, 2001 and 2000 potential equivalent shares excluded from the calculation of diluted earnings per share, as their effect is not dilutive, include stock options of 6,452, 7,027 and 8,145 of equivalent shares. There were no warrants outstanding at December 31, 2002. Warrants excluded from the calculation in 2001 and 2000 were 237, equivalent shares, respectively.

Foreign Currency Translation

        The Company considers the functional currency of the Chinese Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "accumulated other comprehensive loss" in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for long-term assets and liabilities, which are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

        Net foreign currency transaction gains and losses are included in "interest income and other income (expense), net" in the accompanying consolidated statements of operations. Foreign currency transaction gains in 2002,2001 and 2000 were insignificant.

Income Taxes

        Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the asset will not be realized.

Acquisition of Assets From PenOp

        On October 6, 2000, a wholly-owned subsidiary of the Company, (the "Buyer"), acquired certain assets of PenOp Limited ("PenOp") and its subsidiary PenOp Inc., (collectively, the "Sellers") pursuant to an asset purchase agreement dated as of September 29, 2000, by and among Buyer and the Sellers for 4.7 million shares of common stock of the Company (the "Acquisition"). The Company ascribed a value of $5,728 to the assets which will be charged to income over the estimated lives of the assets, five to seventeen years.

        Pursuant to the asset purchase agreement, the Company agreed to use reasonable efforts to file a Registration Statement under the Securities Act of 1933, as amended (the "Act"), covering the sale of the Transaction Shares no later than thirty (30) days from closing and to use reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter. The registration statement was declared effective on November 22, 2000.

        Subsequent to the closing, an officer and Chairman of the Board of the Company at that time, and his designees, purchased in a private transaction an aggregate of 1,713,728 shares of common stock received by Sellers in connection with the Acquisition for $3.3 million.

Equity Line of Credit Agreement

        In July 2002, the Company negotiated a Line of Credit agreement expiring in two years from the effective date of the related registration statement with Cornell Capital Partners, LP. The Company may periodically issue and sell shares of its common stock for a total purchase price of $15 million, subject to the number of shares available for issuance and the purchase price of such shares. As of December 31, 2002 there was approximately 24 million shares available. If the Company request an advance under the Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of the Company for 100% of the "Market Price" of its stock (less a 6.5% advance fee). Market Price is defined as the lowest volume weighted average price of the Company's common stock as reported by Bloomberg, LP, calculated over four of the five trading days after the Company request an advance. The maximum amount of each advance is equal to $1 million in any 30-day period. In addition, in no event shall the number of shares issuable to Cornell Capital Partners, LP cause Cornell to own in excess of 9.9% of the then outstanding shares of the Company's common stock. On each advance date, the Company must pay to Cornell Capital Partners, L.P. an Advance fee equal to 6.5% of the amount of each advance. A closing will be held six (6) trading days after such written notice, at which time the Company will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person and cannot engage in sales of shares of common stock acquired under the Line of Credit.

Recent Pronouncements

        In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The adoption of FASB 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" did not have a material impact to the Company's financial position or results of operations.

        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

2. Chinese Joint Venture

        The Company currently owns 90% of a joint venture with the Jiangsu Hongtu Electronics Group, a provincial agency of the People's Republic of China (the "Agency"). In June 1998, the registered capital of the Joint Venture was reduced from $10,000 to $2,550. As of December 31, 2002, the Company had contributed an aggregate of $1,800 in cash to the Joint Venture and provided it with non-exclusive licenses to technologies and certain distribution rights and the Agency had contributed certain land use rights. Following the reduction in registered capital of the Joint Venture, neither the Company nor the

Agency is required to make further contributions to the Joint Venture. Prior to the reduction in the amount of registered capital, the Joint Venture was subject to the annual licensing requirements of the Chinese government. Concurrent with the reduction in registered capital, the Joint Venture's business license has been renewed through October 18, 2043.

3. Comprehensive Income

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The Company adopted SFAS 130 effective January 1, 1998. SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available-for-sale.

        The accumulated other comprehensive loss at December 31, 2002 and 2001 consisted of cumulative foreign currency translation adjustments.

4. Short-term Debt

        On August 23, 2001, the Company's 90% owned Joint Venture borrowed the aggregate equivalent of $181, denominated in Chinese currency, from a Chinese bank. The loan bore interest at 5.37% per annum and was due August 23, 2002. The borrowing did not require the Joint Venture to deposit a compensating balance. In February 2002, the Joint Venture repaid $121 and in August 2002, paid the remaining equivalent of $60 denominated in Chinese currency.

        Interest expense for the years ending December 31, 2002, 2001, and 2000 was $205, $281, and $266, respectively. Interest expense associated with related party debt was $200, $274 and $258 for the years ended December 31, 2002, 2001 and 2000, respectively.

5. Related Party Transactions

        On June 19, 2001, the Company consummated a three-year $3 million financing (the "Loan") with the charitable remainder annuity trust, a trustee of which was then a director and officer of the Company (the "Trust"). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999 and for working capital purposes. The Loan is secured by a first priority security interest in all of the Company's assets as now owned or hereafter acquired by the Company. The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N. A. from time to time, which was 6.75% per annum at December 31, 2002, and is due June 18, 2004. The Loan may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock. Pursuant to the terms of the Loan, the Trust has the option, at any time prior to maturity, to convert all or any portion of the outstanding principal amount of the Loan into shares of common stock of the Company at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. If, prior to maturity of the Loan, the Company consummates one or more financings providing $5 million or more in gross proceeds, the Company is required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan.

        In connection with the Loan, the Company entered into a registration rights agreement with the Trust which obligates the Company to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of the Company's common stock issuable upon conversion of the Loan if it receives a demand by the holder of the Loan to do so, and to use its reasonable best efforts to cause such registration statement to become effective.

        In 2002, $16 and in 2001 and 2000, $150 in consulting fees, including office expenses, were paid to a party who, at that time, was a director and Chairman of the Company.

        During the fourth quarter of 2000 the Company engaged in a transaction with PenOp (See Note 1) to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million. The Company recorded $877 and $352 in nonrecurring maintenance services during the fourth quarter of 2000 and the first quarter of 2001, respectively, (net). The Company previously entered into a separate transaction, to acquire the intellectual property rights from PenOp.

6. Stockholders' Equity

Common Stock Options

        The Company adopted two stock option plans in 1991 (the 1991 Stock Option Plan and the 1991 Non-discretionary Plan, collectively, the "1991 Plans"). Incentive and non-qualified options under the 1991 Plans may be granted to employees, officers, and consultants of the Company. As amended, there are 2,050 shares of Common Stock authorized for issuance under the 1991 Plans. At December 31, 2002, 69 options are available for grant. In late 1994 the Company adopted the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan allows directors, officers and employees to be eligible for grants of incentive and non-qualified stock options. In May 1997, the stockholders approved an increase of 1,000 shares to the number of shares authorized for issuance under the 1994 Plan. Accordingly, a total of 6,000 shares of Common Stock are authorized for issuance under the 1994 Plan. The exercise prices of options under the 1994 Plan are determined by a committee of the Board of Directors, but, in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. Non-qualified options may not have an exercise price of less than 85% of the fair market value of the underlying Common Stock on the date of grant. Options under the 1994 Plan generally vest over four years. For those options which vest over four years, 20% of the total options granted vest on the first anniversary of the date of grant, and an additional 20%, 20%, and 40% of the total options granted vest on the second, third, and fourth anniversaries of the date of grant, respectively. Options under the 1994 Plan are generally exercisable over a period not to exceed seven years. At December 31, 2002, there were 683 options available for grant under the 1994 Plan.

        The Company has issued non-plan options to its employees and directors. The non-plan options vest over four years or prorata quarterly over three years. For those non-plan options which vest over four years, 20% of the total non-plan options granted vest on the first anniversary of the date of grant and an additional 20%, 20%, and 40% of the total non-plan options granted vest on the second, third, and fourth anniversaries of the date of grant, respectively. Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2002, 3,115 non-plan options were outstanding and exercisable with a weighted average exercise price of $0.84 per share.

        In June 1999, the Company adopted and the shareholders approved a stock option plan (the "1999 Plan"). Incentive and non-qualified options under the 1999 Plan may be granted to employees, officers, and consultants of the Company. There are 4,000 shares of Common Stock authorized for issuance under the 1999 Plan. The options have a seven year life and generally vest quarterly over three years. At December 31, 2002, there were 1,715 shares available for future grants.

        Information with respect to the Company's 1991 Plans the 1994 Plan and the 1999 Plan is summarized below:

	Year Ended December 31,
	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,442	$1.48	3,257	$1.54
Granted	1,108	$0.60	1,367	$1.21
Exercised	(169)	$0.75	(384)	$0.90
Forfeited	(1,044)	$1.34	(798)	$1.53

Outstanding at period end	3,337	$1.27	3,442	$1.48

Options exercisable at period end	2,422	$1.36	2,208	$1.35

Weighted average grant-date fair value of options granted during the period	$0.60		$0.98

        The following table summarizes information about stock options outstanding under the 1991 Plans, the 1994 Plan and the 1999 Plan at December 31, 2002:

Range of Exercise Prices	Options Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.00 - $0.50	294	7.0	$0.29
$0.51 - $2.00	2,493	6.3	$0.94
$2.01 - $2.99	8	1.1	$2.75
$3.00 - $7.50	542	7.3	$3.35

	3,337

        The following table summarizes information about stock options exercisable under the 1991 Plans, the 1994 Plan and the 1999 Plan at December 31, 2002:

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.00 - $0.50	42	$0.36
$0.51 - $2.00	1,919	$0.91
$2.01 - $2.99	8	$2.75
$3.00 - $7.50	453	$3.35

	2,422

        Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") as amended by Financial Accounting Standards Board Statement No. 148. The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

        Had compensation cost for the Company's option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company's net loss available to common stockholders and basic and diluted net loss per share available to stockholders would have been as follows for the year ended December 31:

	2002	2001	2000
Net loss available to stockholders:
As reported	$(3,561)	$(3,215)	$(1,799)
Pro forma	$(4,356)	$(4,743)	$(3,937)
Basic and diluted net loss per share available to stockholders:
As reported	$(0.04)	$(0.04)	$(0.02)
Pro forma	$(0.05)	$(0.05)	$(0.05)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods: risk-free interest rate of 2.26% for 2002, 4.1% for 2001, and 4.7% for 2000, an expected life of 8.6 years for 2002, 6.0 years for 2001, and 3.5 years for 2000, respectively; expected volatility of 100% all periods and dividend yield of 0% for all periods.

        The Company expects to make additional option grants each year. The Company believes the above pro forma disclosures are not representative of the pro forma effects on reported results of operations to be expected in future periods.

Warrants

        At December 31, 2002 there were no warrants outstanding.

        As of December 31, 2002, 6,452 shares of Common Stock were reserved for issuance upon exercise of outstanding options.

7. Commitments

Operating Lease Commitments

        The Company currently leases 9,634 square feet, its principal facilities, (the "Principal Offices") in Redwood Shores, California, pursuant to a sublease that expires in 2006. In addition, the Company subleased to third parties certain space adjacent to the Principal Offices through August 2001. The Joint Venture leases approximately 1,500 square feet in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $418, $443, and $390 in 2002, 2001, and 2000, respectively. Sublease income was approximately $35, and $104 for the years ended December 31, 2001, and 2000, respectively.

        Future minimum lease payments under noncancelable operating leases are approximately, $407, $419, $430, and $407 for the years ending December 31, 2003, 2004, 2005 and 2006, respectively. The Company's rent expense was reduced by approximately $35 in 2001 in connection with the subleases described above. Future minimum payments required under capital leases, which expire in 2007, were insignificant at December 31, 2002.

8. Income Taxes

        As of December 31, 2002, the Company had federal net operating loss carryforwards available to reduce taxable income through 2012 of approximately $54,190. The Company also had federal research and investment tax credit carryforwards of approximately $315 that expire at various dates through 2010.

        Deferred tax assets and liabilities at December 31, consist of the following:

	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$26,857	$21,272
Credit carryforwards	315	315
Deferred income	40	13
Other, net	945	775

Total deferred tax assets	28,157	22,375

Valuation allowance	(28,157)	(22,375)

Net deferred tax assets	$—	$—

        Income tax (benefit) differs from the expected statutory rate as follows:

	2002	2001	2000
Expected income tax benefit	$(1,211)	$(1,093)	$(612)
State income tax net of Federal benefit	(214)	(193)	(108)
Loss write off of foreign investment	(4,357)	—	—
Change in valuation allowance	5,782	(1,286)	(720)

Income tax benefit	$—	$—	$—

        A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

        Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods.

9. Segment Information

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131"). SFAS 131 revises information regarding the reporting of operating segments and was required to be adopted in periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 for the year ended December 31, 1998 and the Company's information has been stratified into two Segments—Handwriting recognition software and Systems integration.

        The accounting policies followed by the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes revenues, as well as allocated corporate-headquarters costs charged to each of the operating segments.

        The Company identifies reportable segments by classifying revenues into two categories Handwriting recognition and system integration. Handwriting recognition software is an aggregate of three revenue categories, OEM, Enterprise and Online sales. All Handwriting recognition software is developed around the Company's core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company's products. All sales above represent sales to external customers.

        The table below presents information about reporting segments for the years ended December 31:

	Handwriting Recognition	Systems Integration	Total
2002 Revenues	$2,214	$1,058	$3,272
Loss from Operations	$(3,307)	$(30)	$(3,337)
Total assets	$6,181	$1,005	$7,186
Depreciation and amortization	$450	$17	$467
2001 Revenues	$4,546	$1,401	$5,947
Loss from Operations	$(2,842)	$(104)	$(2,946)
Total assets	$8,662	$1,410	$10,072
Depreciation and amortization	$662	$25	$687
2000 Revenues	$5,709	$1,603	$7,312
Loss from Operations	$(1,594)	$(13)	$(1,607)
Total assets	$9,896	$1,405	11,301
Depreciation and amortization	$310	$18	$328

        The following table represents revenues and long-lived asset information by geographic location for the period ended December 31:

	Revenues			Long Lived Assets
	2002	2001	2000	2002	2001	2000
U.S.	$2,018	$4,223	$5,401	$5,555	$6,113	$6,430
China	1,254	1,724	1,911	37	44	66

Total	$3,272	$5,947	$7,312	$5,592	$6,157	$6,496

        The Company's export sales from U.S. operations were 12%, 16%, and 36%, of total revenues in 2002, 2001, and 2000, respectively.

10. Statement of Cash Flows Data

	December 31,
	2002	2001	2000
Schedule of non-cash transactions:
Non-cash compensation	$—	$46	$89
Equity securities issued for services	$—	$58	$—
Intellectual property acquired in exchange for 4,700 shares of the Company's common stock	$—	$—	$5,728
Fair market value of warrants in connection with long-term debt—related party	$—	$—	$—

Supplemental disclosure of cash flow information:

        Interest paid in 2002, 2001, and 2000 was $212, $196, and $187, respectively.

11. Employee Benefit Plans

        The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

12. Quarterly information (Unaudited)

        The summarized quarterly financial data presented below, in the opinion of Management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2002 Unaudited
Net Sales	$1,157	$1,111	$525	$479	$3,272
Gross profit	$716	$808	$321	$270	$2,115
Income (loss) before income taxes, and minority interest	$(688)	$(670)	$(1,068)	$(1,133)	$(3,559)
Net income (loss)	$(688)	$(671)	$(1,070)	$(1,132)	$(3,561)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)
2001 Unaudited
Net Sales	$1,618	$1,903	$915	$1,511	$5,947
Gross profit	$996	$1,201	$459	$1,051	$3,707
Income (loss) before income taxes, and minority interest	$(741)	$(691)	$(1,228)	$(552)	$(3,212)
Net income (loss)	$(741)	$(693)	$(1,229)	$(552)	$(3,215)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)
2000 Unaudited
Net Sales	$1,377	$1,250	$2,346	$2,339	$7,312
Gross profit	$648	$442	$1,649	$1,677	$4,416
Income (loss) before income taxes, and minority interest	$(889)	$(1,127)	$107	$112	$(1,797)
Net income (loss)	$(888)	$(1,127)	$106	$110	$(1,799)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.00)	$(0.00)	$(0.02)

13. Subsequent events

        Registration Statement.    The Company's Registration Statement on Form S1 filed with the Securities and Exchange Commission in connection with the $15 million equity line of credit agreement, subject to the number of shares available and the market price of the such stock, with Cornell Capital Partners, LP was declared effective on February 13, 2003. The Company has approximately 24 million shares available for sale under this line of credit agreement.

        Listing of the Company's Common Stock.    As of March 14, 2003, the Company's common stock has been listed on the NASDAQ Over the Counter Bulletin Board ("OTC") under the trading symbol CICI. Prior to that it was listed on the Nasdaq SmallCap Market under the same symbol. The Company's stock was removed from the Nasdaq SmallCap Market due to noncompliance with the NASDAQ continued listing requirements of a minimum bid price of $1.00 and total stock holder's equity requirements of $5 million.

        Equity line of Credit.    On February 20, 2003, the Company borrowed $1 million dollars less a 6.5% financing fee from Cornell Capital Partners, LP. The loan will be paid back over a ten-week period through draws on the equity line of credit on a prorata basis.

SCHEDULE II
Communication Intelligence Corporation
Valuation and Qualifying Accounts and Reserves
(In thousands)

Years Ended December 31, 2000, 2001, 2002

	Balance At Beginning Of Period	Charged to Costs and Expense	Deductions	Balance At End Of Period
Year ended December 31, 2000:
Accounts receivable reserves	$13	$108	$(3)	$118
Year ended December 31, 2001:
Accounts receivable reserves	$118	$160	$—	$278
Year ended December 31, 2002:
Accounts receivable reserves	$278	$129	$(164)	$243

S-1

QuickLinks

INDEX
Communication Intelligence Corporation and Subsidiary Condensed Consolidated Balance Sheets (In thousands)
Communication Intelligence Corporation and Subsidiary Condensed Consolidated Statements of Operations Unaudited (In thousands, except per share amounts)
Communication Intelligence Corporation and Subsidiary Consolidated Statements of Changes in Stockholders' Equity Unaudited (In thousands, except per share amounts)
Communication Intelligence Corporation and Subsidiary Condensed Consolidated Statements of Cash Flows Unaudited (In thousands)
Communication Intelligence Corporation and Subsidiary Notes to Unaudited Condensed Consolidated Financial Statements (In thousands, except per share amounts) FORM 10-Q
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 3. Quantitative and Qualitative Disclosures About Market Risk
  Item 4. Controls and Procedures
  Item 1. Legal Proceedings
  Item 2. Change in Securities
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
SIGNATURES
  EXHIBIT 31.1
  EXHIBIT 31.2
  Exhibit 32.1
  Exhibit 32.2
TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
SELECTED QUARTERLY FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in thousands, except per share data)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 (unaudited) (in thousands, except per share data)
EQUITY LINE OF CREDIT AGREEMENT
DESCRIPTION AND PRICE RANGE OF CAPITAL STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
BUSINESS (dollars in thousands)
DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
OPTION GRANTS IN 2002
AGGREGATE OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES
Audit Committee Report
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
ELIMINATION OF DIRECTOR LIABILITY
INDEMNIFICATION OF OFFICERS AND DIRECTORS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
TRANSFER AGENT AND WARRANT AGENT
Index to Financial Statements
Independent Auditors Report
Communication Intelligence Corporation Consolidated Balance Sheets (In thousands, except par value amounts)
Communication Intelligence Corporation Consolidated Statements of Operations (In thousands, except per share amounts)
Communication Intelligence Corporation Consolidated Statements of Changes in Stockholders' Equity (Deficit) (In thousands)
Communication Intelligence Corporation Consolidated Statements of Cash Flows (In thousands)
Communication Intelligence Corporation Notes to Consolidated Financial Statements (In thousands)
SCHEDULE II Communication Intelligence Corporation Valuation and Qualifying Accounts and Reserves (In thousands) Years Ended December 31, 2000, 2001, 2002